UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549
SCHEDULE 14A
SCHEDULE 14A INFORMATION
Proxy Statement Pursuant to Section 14(a) of the Securities
Exchange Act of 1934 (Amendment No.   )
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Thomas & Betts Corporation

(Name of Registrant as Specified In Its Charter)
None

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THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

March 11, 2011

Dear Shareholder:

You are invited to attend our 2011 Annual Meeting of Shareholders on Wednesday, May 4, 2011. The meeting will be held at 8:00 a.m., CDT, at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee. Details of the business to be conducted at the meeting are set forth in the accompanying notice of annual meeting and proxy statement.

Whether or not you plan to attend, it is important that your shares be represented and voted at the meeting. I urge you to promptly vote and authorize your proxy instructions via the Internet, by telephone or by completing and mailing your proxy card in the envelope provided if a proxy is being sent to you. If you decide to attend the annual meeting, you will be able to vote in person, even if you have previously submitted your proxy.

Thank you for your confidence in Thomas & Betts.

Respectfully,

Dominic J. Pileggi
Chairman and
Chief Executive Officer

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

NOTICE OF ANNUAL MEETING OF SHAREHOLDERS

DATE & TIME	Wednesday, May 4, 2011 at 8:00 a.m., CDT.
PLACE	TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee.
ITEMS OF BUSINESS	•	Election of 10 directors;
	•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011;
	•	Advisory Vote on Executive Compensation;
	•	Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation; and
	•	Such other business as may properly come before the meeting or any adjournment or postponement.
RECORD DATE	Shareholders of record at the close of business on March 4, 2011 may vote at the meeting.
VOTING BY PROXY	The Board of Directors is soliciting your proxy to assure that a quorum is present and that your shares are represented and voted at the meeting. For information on submitting your proxy by Internet, over the telephone, or by mailing back the traditional proxy card if one is being sent to you (no extra postage is needed for the provided envelope if mailed in the U.S.), please see the attached proxy statement and enclosed proxy card. If you later decide to vote at the meeting, information on revoking your proxy prior to the meeting is also provided.
RECOMMENDATIONS	The Board of Directors unanimously recommends that you vote
	•	“FOR” each nominee for director
	•	“FOR” ratification of the appointment of KPMG LLP as our independent registered public accounting firm
	•	“FOR” approval of the compensation of the Company’s named executive officers
	•	“FOR” the annual frequency of the advisory vote on the compensation of the Company’s named executive officers

Important Notice Regarding the Availability of Proxy Materials for the Annual Shareholder Meeting
To Be Held on May 4, 2011
The Proxy Statement and Annual Report to Shareholders are available at http://www.proxydocs.com/tnbc

Your vote is important.  Whether or not you expect to attend the meeting, please submit your proxy promptly in order to assure that a quorum is present. Thank you for your attention to this important matter.

By Order of the Board of Directors,

J.N. RAINES
Secretary

Memphis, Tennessee
March 11, 2011

PLEASE VOTE YOUR SHARES PROMPTLY.

2011 ANNUAL MEETING OF SHAREHOLDERS	1
About this Proxy Statement	1
Information about Voting	1
THOMAS & BETTS STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS	5
Security Ownership	5
Beneficial Owners of More Than 5% of Common Stock	6
Section 16(a) Beneficial Ownership Reporting Compliance	7
CORPORATE GOVERNANCE, CERTAIN RELATIONSHIPS AND RELATED TRANSACTIONS	8
Board of Directors	8
Director Compensation Table	9
PROPOSAL NO. 1 — Election of Directors	11
Director Experience	14
Board Structure	15
Risk Oversight	15
Audit Committee	16
Nominating and Governance Committee	17
Compensation Committee	19
Compensation Committee Interlocks and Insider Participation	20
Independence of Directors	20
Certain Relationships and Related Transactions	21
Annual Report on Form 10-K	21
Incorporation By Reference	21
RELATIONSHIP WITH INDEPENDENT AUDITORS	22
Audit Committee Report	22
PROPOSAL NO. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm	23
EXECUTIVE COMPENSATION	24
Compensation Committee Report	24
Compensation Discussion & Analysis	25
Highlights of 2010 Compensation Oversight	26
Summary Compensation Table	35
Grants of Plan-Based Awards Table	37
Outstanding Equity Awards at Fiscal Year End Table	38
Option Exercises and Stock Vested Table	40
Pension Benefits Table	41
Nonqualified Deferred Compensation Table	42
PROPOSAL NO. 3 — An advisory vote on the Compensation of the Company’s Named Executive Officers as Disclosed in this Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission (“SEC”)	46
PROPOSAL NO. 4 — An advisory vote on the frequency of the Advisory Vote on the Compensation of the Company’s Named Executive Officers	47
SHAREHOLDER PROPOSALS AND COMMUNICATIONS	48
Proxy Statement Proposals	48
Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting	48
Communicating with the Board of Directors	48
OTHER MATTERS	49

THOMAS & BETTS CORPORATION
8155 T&B Boulevard
Memphis, Tennessee 38125
(901) 252-8000

Proxy Statement

for the

2011 ANNUAL MEETING OF SHAREHOLDERS

Our Annual Meeting of Shareholders will be held at 8:00 a.m., CDT on May 4, 2011, at TPC Southwind, 3325 Club at Southwind, Memphis, Tennessee.

About this Proxy Statement

This proxy is solicited by the Board of Directors of Thomas & Betts Corporation for use at the 2011 Annual Meeting of Shareholders. Your vote is very important. For this reason, the Board of Directors is requesting that you allow your shares to be represented at the Annual Meeting by the proxies named on the proxy card. In connection with the solicitation of proxies by the Board of Directors, beginning on or about March 11, 2011, we will mail a Notice of Internet Availability of Proxy Materials (the “Notice”) to certain shareholders and post this proxy statement, proxy card, and our 2010 Annual Report on Form 10-K on the Internet at http://www.proxydocs.com/tnbc. The Notice contains instructions on how to access the website materials and vote online. We will also mail this proxy statement, proxy card, and our 2010 Annual Report on Form 10-K to all persons who make a request after receiving the Notice or otherwise. If you previously requested that proxy materials be mailed to you, they will automatically be mailed to you annually until such time as you direct us to do otherwise.

We will pay the cost of soliciting proxies for the Annual Meeting. We have retained Georgeson, to distribute material to beneficial owners of our common stock whose shares are held by brokers, banks, or other institutions and to assist in soliciting proxies, for a fee estimated at $8,500 plus expenses. In addition, our directors, officers and other employees may solicit proxies in person or by mail, telephone, fax or e-mail. We will reimburse brokers, banks and others who are record holders of our common stock for reasonable expenses incurred in obtaining voting instructions from beneficial owners of such shares.

Information about Voting

What matters will be voted on at the Annual Meeting?

At the Annual Meeting, shareholders will be asked to vote on the following proposals:

•	Election of 10 directors, comprising all members of our Board of Directors who will serve after this Annual Meeting;

•	Ratification of the appointment of KPMG LLP as our independent registered public accounting firm for fiscal year 2011;

•	An Advisory Vote on the Compensation of the Company’s Named Executive Officers;

•	An Advisory Vote on the frequency of Advisory Vote on the Compensation of the Company’s Named Executive Officers; and

•	Such other business as may properly come before the meeting or any adjournment or postponement.

Who is entitled to vote at the Annual Meeting?

The record date for the Annual Meeting is March 4, 2011. Only shareholders of record at the close of business on that date are entitled to attend and vote at the Annual Meeting. The only class of stock that can be voted at the meeting is our common stock. Each share of common stock is entitled to one vote on all matters that come before the meeting. At the close of business on the record date, we had 52,303,042 shares of common stock outstanding.

— Shareholders of Record: Shares Registered in Your Name.  If on March 4, 2011 your shares were registered directly in your name with our transfer agent, StockTrans, a Broadridge Company, then you are a shareholder of record. As a shareholder of record, you may vote in person at the meeting or vote by proxy. Whether or not you plan to attend the meeting, we urge you to vote your proxy card: on the Internet, by telephone, or by requesting and mailing a paper proxy card to ensure your vote is counted.

— Beneficial Owner:  Shares Registered in the Name of a Broker or Bank.  If on March 4, 2011 your shares were held in an account at a brokerage firm, bank, dealer or other similar organization, then you are the beneficial owner of shares held in “street name.” The organization holding your account is considered the shareholder of record for purposes of voting at the Annual Meeting. As a beneficial owner, you have the right to direct your broker or other agent on how to vote the shares in your account. You are also invited to attend the Annual Meeting. However, since you are not the shareholder of record, you may not vote your shares in person at the meeting unless you request and obtain a valid proxy from your broker or other agent.

How do I vote?

You may vote “FOR” all the nominees to the Board of Directors or you may withhold your vote for all nominees. Alternatively, you may vote “FOR” or withhold your vote for any individual nominee. For each of the other matters to be voted on, other than the frequency vote, you may vote “FOR” or “AGAINST” or abstain from voting. You may vote in favor of 1, 2 or 3 years or abstain from voting on the frequency of holding future advisory votes on executive compensation. The procedures for voting are fairly simple:

— Shareholder of Record:  Shares Registered in Your Name.  If you are a shareholder of record, there are four methods by which you may vote at the Annual Meeting:

•	Internet: To vote by Internet, follow the instructions printed on the Notice sent to you or on the proxy card sent to you pursuant to your request. If you vote on the Internet, you do not have to mail in a proxy card.

•	Telephone: To vote by telephone, follow the instructions printed on the proxy card sent to you pursuant to your request. If you submit your voting instructions by telephone, you do not have to mail in a proxy card.

•	Mail: To vote by mail, complete, sign and date a proxy card, sent to you pursuant to your request, and return it promptly in the postage paid envelope provided. If you return your signed proxy card to us before the Annual Meeting, we will vote your shares as you direct.

•	In Person: To vote in person, attend the Annual Meeting. You will be given a ballot when you arrive.

Whether or not you plan to attend the meeting, we urge you to vote by proxy to ensure your vote is counted. You may still attend the meeting and vote in person if you have already voted by proxy. Please choose only one method to cast your vote by proxy. We encourage you to vote on the Internet or by telephone, both of which are convenient, cost-effective, and reliable alternatives to returning a proxy card by mail.

— Beneficial Owner:  Shares Registered in the Name of Broker or Bank.  If you are a beneficial owner of shares registered in the name of your broker, bank or other agent, you should have received the Notice of the proxy and voting instructions from that organization rather than from Thomas & Betts. You may vote on the Internet or by telephone as instructed by your broker or bank. Alternatively, you may request a paper copy of the proxy materials. To vote in person at the Annual Meeting, you must obtain a valid proxy from your broker, bank or other agent. Follow the instructions from your broker or bank included with the Notice, or contact your broker or bank to request a proxy form.

Can I change my vote after I submit my proxy?

Yes. You can revoke your proxy at any time before the final vote at the meeting. If you are the record holder of your shares, you may revoke your proxy in any one of three ways:

•	You may submit another properly completed proxy bearing a later date;

•	You may send a written notice that you are revoking your proxy to the Inspector of Election, Broadridge Financial Solutions, 51 Mercedes Way, Edgewood, N.Y. 11717, attn: Peter Scheibelein; or

•	You may attend the Annual Meeting and you must notify the election officials that you wish to revoke your proxy to vote in person. Simply attending the meeting will not, by itself, revoke your proxy.

If your shares are held by your broker or bank as a nominee or agent, you should follow the instructions provided by your broker or bank.

How will my vote be counted?

The votes will be tabulated and certified by our transfer agent, StockTrans, a Broadridge Company. A representative of Broadridge will serve as the Inspector of Election.

Votes will be counted by the Inspector of Election appointed for the meeting, who will separately count “FOR” and withheld votes, with respect to the election of directors. With respect to the proposal other than the election of directors, “FOR” and “AGAINST” votes, and abstentions will be counted separately. Abstentions for each proposal (other than the election of directors and such other proposals as may be designated by the Board) will be counted towards the vote total and will have the same effect as “AGAINST” votes. Broker non-votes have no effect and will not be counted towards the vote total for any applicable proposal.

With respect to Proposal No. 4, the advisory vote on frequency of holding future advisory votes on executive compensation, you may vote for “1 year,” “2 year,” “3 year,” or “ABSTAIN.”

In the event that the broker, bank, custodian, nominee or other record holder of our common stock indicates on a proxy that it does not have discretionary authority or instructions to vote certain shares on a particular matter, then those shares will be treated as broker non-votes. Shares represented by such broker non-votes will, however, be counted in determining whether there is a quorum. Shares held in brokerage accounts can only be voted by the broker on the ratification of the appointment of the Company’s Independent Registered Public Accounting Firm unless the Beneficial Owner provides voting instructions.

How many shares must be present to constitute a quorum for the meeting?

Holders of a majority of the shares of the Company’s outstanding common stock must be present in person or by proxy in order for a quorum to be present. If a quorum is not present at the scheduled time of the Annual Meeting, we may adjourn the meeting, without notice other than announcement at the meeting, until a quorum is present or represented. Any business that could have been transacted at the meeting as originally scheduled can be conducted at the rescheduled meeting.

How many votes are needed to approve each proposal?

•	For the election of directors, the 10 nominees receiving the most “FOR” votes (among votes properly cast in person or by proxy) will be elected.

•	To be approved, the ratification of the appointment of KPMG LLP as the Company’s independent registered public accounting firm for the fiscal year ending December 31, 2011, must receive “FOR” votes from the majority of shares present and entitled to vote either in person or by proxy.

•	The proposals on Executive Compensation and Frequency of Voting on Executive Compensation require a majority of votes for approval; however, both are advisory votes only and are not binding on the Company. Because there are four options for voting on Frequency of Voting, it is possible that none of the options will receive a majority of votes cast.

How can I find out the results of the voting at the Annual Meeting?

Preliminary voting results will be announced at the Annual Meeting. Final results will be published in a Current Report on Form 8-K within four days after the final results are known.

How can I obtain the Company’s Annual Report on Form 10-K?

A copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, which constitutes our 2010 Annual Report to Shareholders, is available at www.proxydocs.com/tnbc and will be mailed along with the proxy statement if you request a printed copy. Our 2010 Annual Report is not incorporated into this proxy statement and shall not be considered proxy solicitation material.

Upon written request, we will also mail without charge, a copy of our Annual Report on Form 10-K for the fiscal year ended December 31, 2010, as well as a copy of any exhibits specifically requested. Requests should be sent to: Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125. A copy of our Annual Report on Form 10-K has also been filed with the Securities and Exchange Commission (“SEC”) and may be accessed from the SEC’s homepage www.sec.gov.

How many copies should I receive if I share an address with another shareholder?

The SEC has adopted rules that permit companies and intermediaries, such as brokers, to satisfy the delivery requirements for proxy statements and annual reports with respect to two or more shareholders sharing the same address by delivering a single proxy statement addressed to those shareholders. This process, which is commonly referred to as “householding,” potentially provides extra convenience for shareholders and cost savings for companies.

The Company and some brokers may be householding our proxy materials by delivering a single proxy statement and annual report to multiple shareholders who request a copy and share an address unless contrary instructions have been received from the affected shareholders. Once you have received notice from your broker or us that they or we will be householding materials to your address, householding will continue until you are notified otherwise or until you revoke your consent. If at any time you no longer wish to participate in householding and would prefer to receive a separate proxy statement and annual report, please notify your broker if your shares are held in a brokerage account or Thomas & Betts if you are a shareholder of record. You can notify us by sending a written request to Thomas & Betts Corporation — Attn: Corporate Secretary, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or calling (901) 252-8000. In addition, Thomas & Betts will promptly deliver, upon written or oral request to the address or telephone number above, a separate copy of the annual report and proxy statement to a shareholder at a shared address to which a single copy of the documents was delivered pursuant to a prior request.

Who should I contact if I have any questions?

If you have any questions about the Annual Meeting, the proxy materials or your ownership of our common stock, please contact our Secretary at Thomas & Betts Corporation — Attn: Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125, or by calling (901) 252-8000.

THOMAS & BETTS STOCK OWNERSHIP OF CERTAIN BENEFICIAL OWNERS

Security Ownership

The following table shows beneficial ownership of our common stock as of March 4, 2011, by each director, the Chief Executive Officer, Chief Financial Officer, and each of the other three most highly compensated named executive officers who were serving as executive officers at the end of 2010, and all directors and executive officers as a group. Except as otherwise stated in the footnotes, each of the individuals named exercises sole voting and investment power over his or her shares.

	Beneficial Ownership as of March 4, 2011
		Stock Options exercisable
	Common	within 60 days of	Whole	Restricted	Total	Percentage
Name	Stock	March 4, 2011	Stock Units	Stock	Shares	(%)

Michael L. Ducker***	200	—	—	—	200	*
Jeananne K. Hauswald	5,423	6,962	2,590	3,713	18,688	*
Dean Jernigan****	5,229	1,549	1,288	2,512	10,578	*
Ronald B. Kalich, Sr.	12,229	21,962	9,374	2,829	46,394	*
Kenneth R. Masterson	17,229	16,962	2,426	3,479	40,096	*
Jean-Paul Richard	14,429	21,962	2,040	3,229	41,660	*
Rufus H. Rivers	7,749	—	—	1,229	8,978	*
Kevin L. Roberg	6,960	—	—	1,229	8,189	*
David D. Stevens	11,429	6,962	—	1,379	19,770	*
William H. Waltrip***	11,629	21,962	4,076	4,029	41,696	*
Dominic J. Pileggi	47,947	713,032	—	99,699	860,678	1.65%
William E. Weaver, Jr.	—	42,491	—	17,149	59,640	*
Charles L. Treadway	—	41,520	—	16,697	58,217	*
Imad Hajj	—	88,756	21,026	14,743	124,525	*
J.N. Raines	20,665	97,785	—	13,244	131,694	*
All directors and executive officers as a group (17 persons)**					1,551,475	2.97%

*	Less than 1%.

**	Represents 10 nonemployee directors and seven executive officers (including the five named executive officers listed above).

***	Mr. Ducker was elected at the March 2, 2011 meeting by unanimous vote of the Board of Directors. Having attained the Board’s mandatory retirement age of 73, Mr. Waltrip was not eligible for re-nomination.

****	Mr. Jernigan has pledged 5,299 shares of Thomas & Betts stock as security for a personal loan.

The Common Stock column represents shares that are owned directly or jointly with family members. The Stock Options column represents shares that may be purchased through the exercise of stock options within 60 days of March 4, 2011. Restricted Stock is beneficially owned by the named individual and may be voted, but not transferred because of restrictions as of the record date.

Included in the table are executive officers’ investments in the Company stock fund in the Company 401(k) plan. An investment in the Company stock fund is reported in units which represent a fractional share of Company stock and a cash investment. As of March 4, 2011, executive officers held 77,904 units in the Company stock fund. Vanguard, the Plan Trustee, provided a conversion factor of .323 to estimate the shares represented by these units. Accordingly, 25,163 shares were held by the executive officers as a group of which 21,026 shares are included in Mr. Hajj’s common stock holdings.

The Deferred Fee Plan for Nonemployee Directors which was terminated in 2004 allowed Directors to defer fees earned for Board service as stock credits payable in the form of shares of the Company’s common stock upon retirement. These stock credits which have no voting rights are included for purposes of calculating the beneficial ownership of those Directors who participated in the plan.

Number of
Name	Stock Credits

Jeananne K. Hauswald	2,590
Dean Jernigan	1,288
Ronald B. Kalich, Sr.	9,374
Kenneth R. Masterson	2,426
Jean-Paul Richard	2,040
William H. Waltrip	4,076

Beneficial Owners of More Than 5% of Common Stock

	Beneficial Ownership
Name	Shares	%

GAMCO Investors, Inc.(1) One Corporate Center Rye, New York 10580	4,501,625	8.62
BlackRock, Inc.(2) 40 East 52nd Street New York, NY 10022	3,570,108	6.89
PRIMECAP Management Company(3) 225 South Lake Ave. #400 Pasadena, CA 91101	3,101,900	5.99
Vanguard Horizon Funds(4) Vanguard Capital Opportunity Fund 100 Vanguard Blvd. Malvern, PA 19355	3,100,000	5.98
Sasco Capital, Inc.(5) 10 Sasco Hill Road Fairfield, CT 06824	2,757,162	5.3

(1)	Mario J. Gabelli directly and indirectly controls various entities which collectively hold 4,501,625 shares. The 13D/A disclosure filed with the Securities and Exchange Commission on March 4, 2011 by GAMCO Investors, Inc., lists the following holdings: Gabelli Funds, LLC has sole voting and dispositive power as to 1,427,912 shares; GAMCO Asset Management, Inc. has sole voting power as to 2,831,213 shares and sole dispositive power as to 2,961,213 shares; Gabelli Securities, Inc. has sole voting and dispositive power as to 8,000 shares; Gabelli Foundation, Inc. has sole voting and dispositive power as to 15,000 shares; MJG Associates, Inc. has sole voting and dispositive power as to 4,500 shares; MJG-IV Limited Partnership has sole voting and dispositive power as to 20,000 shares; GGCP, Inc. has sole voting and dispositive power as to 15,000 shares; and Mario J. Gabelli has sole voting and dispositive power as to 50,000 shares.

(2)	BlackRock, Inc., a parent holding company, claims sole voting power and sole dispositive power as to all 3,570,108 shares. Information regarding BlackRock, Inc. is from the Schedule 13G/A filed with the Securities and Exchange Commission on February 9, 2011.

(3)	PRIMECAP Management Company, an investment adviser, claims sole voting power as to 1,900 shares and sole dispositive power as to 3,101,900 shares. Information regarding PRIMECAP Management Company is from the Schedule 13G/A filed with the Securities and Exchange Commission on February 14, 2011.

(4)	Vanguard Horizon Funds-Vanguard Capital Opportunity Fund, has sole voting power for all shares. The Vanguard Capital Opportunity Fund is an investment option offered in the Company’s 401(k) plan.

Information regarding Vanguard Horizon Funds-Vanguard Capital Opportunity Fund is from the Schedule 13G/A filed with the Securities and Exchange Commission on February 10, 2011.

(5)	Sasco Capital, Inc., an investment adviser, claims sole voting power as to 970,232 shares and sole dispositive power as to 2,757,162 shares. Information regarding Sasco Capital, Inc. is from the Schedule 13G/A filed with the Securities and Exchange Commission on February 11, 2011.

Section 16(a) Beneficial Ownership Reporting Compliance

On the basis of our review of reports and representations submitted by the directors and executive officers of the Company, all Forms 3, 4 and 5 showing ownership of and changes in ownership of Common Stock were timely filed in 2010 with the Securities and Exchange Commission as required by Section 16(a) of the Securities Exchange Act of 1934, as amended.

CORPORATE GOVERNANCE, CERTAIN RELATIONSHIPS
AND RELATED TRANSACTIONS

Board of Directors

How is the Board of Directors selected?

Our Nominating and Governance Committee is responsible for recommending to the Board nominees to serve as members of the Board. Nominees are selected for their character, judgment, business experience and specific areas of expertise. We endeavor to select nominees who represent diverse experience at policy-making levels in multiple business functions and disciplines as well as various business sectors.

What does the Board of Directors do?

Our Board of Directors, which is elected by the shareholders, is the ultimate decision-making body of the Company, except for those matters reserved to the shareholders. The Board of Directors establishes broad corporate policy, oversees the performance of our management, and gives guidance to the Company. It selects the senior management team, which is charged with the conduct of the Company’s business.

How are our directors compensated?

Cash Retainer and Fees.  Our nonemployee directors earn an annual retainer, as well as fees for serving as a committee chairman, attending board or committee meetings (whether in person or by telephone) and serving as the Lead Director. No fees are paid for actions taken by unanimous written consent in lieu of a meeting. Employee directors do not receive any fees for serving as a director or as a member of any committee. The following are nonemployee director fees for the 2010-2011 year:

Annual Retainer	$42,000
Nominating and Governance Committee Chairman Annual Retainer	$7,500
Audit and Compensation Committee Chairman Annual Retainer	$10,000
Board Meeting Fee	$2,000
Committee Meeting Fee	$1,500
Lead Director Fee	$20,000

Upon their election at the May 5, 2010 meeting of Shareholders, the nonemployee directors received an out-right stock award with a fair value of $49,996 and a restricted stock award with a fair value of $49,996 which vests in one year. Fair values are based on the closing price of the stock on the grant date. No stock options were granted to nonemployee directors in 2010.

Director Compensation Table

The following table shows the compensation of each of our nonemployee directors for 2010:

					Change in
					Pension
					Value and
					Nonqualified
	Fees Earned		Restricted	Non-Equity	Deferred
	or Paid	Stock	Stock	Incentive Plan	Compensation	All Other
	in Cash	Awards	Awards	Compensation	Earnings	Compensation	Total
Name	($)	($)	($)	($)	($)	($)	($)

Jeananne K. Hauswald	66,785	49,996	49,996	—	—	—	166,777
Dean Jernigan	69,785	49,996	49,996	—	—	—	169,777
Ronald B. Kalich, Sr.	70,785	49,996	49,996	—	—	—	170,777
Kenneth R. Masterson	93,422	49,996	49,996	—	—	—	193,414
Jean-Paul Richard	60,785	49,996	49,996	—	—	—	160,777
Rufus H. Rivers	68,285	49,996	49,996	—	—	—	168,277
Kevin L. Roberg	69,785	49,996	49,996	—	—	—	169,777
David D. Stevens	85,785	49,996	49,996	—	—	—	185,777
William H. Waltrip	59,285	49,996	49,996	—	—	—	159,277

Note: For assumptions made in valuing and recognizing compensation expense for share-based awards and stock options, see Note 13 in the Notes to Consolidated Financial Statements in our 2010 Form 10-K beginning on page 68.

All retainers and the Lead Director fee are paid on a quarterly basis at the end of each calendar quarter. All other cash director fees are paid as incurred. The compensation expense for the restricted stock awards shown in the above table is the grant date fair value.

Deferred fee distributions from the Deferred Fee Plan for Nonemployee Directors, which was terminated in 2004, are paid in stock for whole shares and cash for fractional shares in a lump sum following termination of service as a director unless the Nominating and Governance Committee determines to make such distribution in cash. Deferred fee distributions for fees deferred since 2004, pursuant to the Nonemployee Directors Equity Compensation Plan and the Thomas & Betts 2008 Stock Incentive Plan are paid in cash or stock as determined by the Nominating and Governance Committee. Mr. Rivers elected to defer 100% of his non-equity compensation in 2010.

How many meetings did the Board of Directors have last year?

In 2010, the Board of Directors met six times. All directors attended at least 94% of the meetings of the Board of Directors and committees of which they were members.

Does the Board of Directors have executive sessions with the independent directors?

The Board of Directors holds an executive session of independent directors at the end of regularly scheduled meetings as needed, but at least once a year. During these sessions, members of management, including the Chief Executive Officer, are not present. Kenneth R. Masterson, as Lead Director, presides over these executive sessions.

Does the Board of Directors have an independent director serving as Lead Director?

The Company’s Board of Directors considers it appropriate to designate an Independent Director to serve as the Lead Director during such periods as it elects a non-independent Chairman of the Board of Directors. Kenneth R. Masterson, one of our independent directors, serves as our Lead Director. The Lead Director provides a source of Board leadership complementary to the non-independent Chairman of the Board of Directors. The Lead Director has the following roles and responsibilities:

•	to facilitate regular meetings of our non-management directors (without management present) and to set the agenda and establish the frequency of these meetings;

•	to collaborate with the Chairman of the Board on the agenda for Board meetings;

•	to identify and develop with the Chairman of the Nominating and Governance Committee, the Board’s compositional needs, and criteria for Director candidates; and

•	to discuss the results of the Chief Executive Officer’s performance evaluation with the Chairman of the Compensation Committee and, together with the Compensation Committee Chairman, deliver the results of the evaluation to the Chief Executive Officer.

Anyone wishing to communicate with the Lead Director may do so by writing to: Lead Director c/o Corporate Secretary, Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, TN 38125.

Does the Board of Directors have an Independent Chairman?

Mr. Pileggi serves as both our Chairman of the Board and CEO. The Board believes the combined role of Chairman and Chief Executive Officer, together with the significant role of our independent Lead Director, is in the best interest of shareholders because it provides the appropriate balance between strategy development and independent oversight of management. Therefore, the independent Board members have determined that this is the most effective Board leadership structure at the present time. The independent Board members believe that because the CEO is ultimately responsible for the day-to-day operation of the Company and for executing the Company’s strategy, and because the performance of the Company is an integral part of Board deliberations, the CEO is the director best qualified to act as Chairman of the Board. The Board retains the authority to modify this structure to best address the Company’s changing circumstances, and so advance the best interests of all shareholders, as and when appropriate.

Where can I find a copy of Thomas & Betts’ Code of Conduct?

A copy of our Code of Conduct may be found at the Investors section of our website at www.investor.tnb.com under Corporate Governance. We will post any amendment or waivers to the Code of Conduct that are required to be publicly disclosed on our website at the Investors section. We will also send a print copy of our Code of Conduct to any shareholder upon request directed to the Secretary.

Do Members of the Board of Directors attend the Annual Meeting of Shareholders?

We encourage, but do not require, our directors to attend annual meetings of shareholders. All members of the Board of Directors attended the 2010 Annual Meeting.

What committees does the Board of Directors have?

The Board of Directors has appointed the following committees: Audit, Nominating and Governance, and Compensation. The Charter for each committee may be found at the Investors section of our website at www.investor.tnb.com under Corporate Governance.

PROPOSAL NO. 1 — Election of Directors

Ten directors will be elected at the 2011 Annual Meeting of shareholders to serve until the Annual Meeting in 2012. The 10 directors will constitute our entire Board of Directors after the 2011 Annual Meeting. Nine of the ten nominees named below were elected directors at the 2010 Annual Meeting. Each nominee has consented to serve as a director if elected. Should a nominee become unable to serve as a director, the proxy will be voted for the election of a substitute nominee who will be designated by the Board of Directors or, if no substitute nominee is named, the number of directorships will be reduced accordingly. Directors are elected by a plurality of the votes cast. The Board of Directors unanimously recommends that you vote “FOR” each of the persons nominated.

The nominees are:

Michael L. Ducker, age 57

     Mr. Ducker is Chief Operating Officer and President of the International Division of FedExExpress and has oversight responsibility for FedEx Trade Networks and FedEx SupplyChain. Mr. Ducker’s professional career began at FedEx in 1975 as a package handler in the company’s Memphis hub. Earlier positions at FedEx include president of the FedEx Express Asia Pacific region and vice president of the Southern European region. He serves as chairman of the International Policy Committee of the U.S. Chamber of Commerce and is an executive board member. He is also a member of the boards of the Coalition of Service Industries and Junior Achievement Worldwide.

Jeananne K. Hauswald, 66
Director since 1993

     Ms. Hauswald has been Managing Director of Solo Management Group, LLC since retiring from the Seagram Company Ltd, in 1998. While at Seagram from 1987-1998, she held various positions including Vice President and Treasurer and Vice President of Human Resources. During the past five years, she has served as a Director of Constellation Brands, Inc. and has recently been appointed Chairman of its Compensation Committee.

Dean Jernigan, 65
Director since 1999

     Mr. Jernigan has been the Chief Executive Officer of U-Store-It Trust since April 2006. From April 2006 to November 2008, he also held the title of President of U-Store-It Trust. He was President of Jernigan Property Group from 2004 to 2006, and has been a private investor since 2002. Prior to that time, he was Chairman of the Board, President and Chief Executive Officer of Storage USA, Inc., from 1984 to 2002.

Ronald B. Kalich, Sr, 63
Director since 1998

     Mr. Kalich served as a Director and as President and Chief Executive Officer of FastenTech, Inc. from 2000 to 2007. He was President and Chief Executive Officer of National-Standard Company from 1999 to 2000 and President and Chief Executive Officer of Getz Bros. & Co., Inc. from 1994 to 1999. He is also a Director of H-E Parts International and past Chairman and Director of Arizant, Inc. He has held no other directorships during the past five years.

Kenneth R. Masterson, 67
Director since 1995

     Mr. Masterson has been our Lead Director since January 2006 and is the former Executive Vice President, General Counsel, Secretary and member of the Executive Committee of FedEx Corporation (transportation services) from 1998 to 2005. At Federal Express Corporation, the predecessor of FedEx Corporation, he served as Executive Vice President, General Counsel and Secretary from 1996 to 1998 and Senior Vice President and General Counsel from 1980 to 1996. During the past five years, he was also a director of Accredo Health, Inc.

Dominic J. Pileggi, 58
Director since 2004

     Mr. Pileggi has been our Chairman of the Board since January 2006 and Chief Executive Officer since January 2004. He was Chief Operating Officer from 2003 to 2004. Previously, he was Group President-Electrical from 2000 to 2003, and Senior Vice President of Thomas & Betts Corporation from 2000 to 2002. He was President of EMS Division of Viasystems, Inc. from 1998 to 2000. From 1995 to 1998, he also held senior executive positions with Casco Plastic, Inc. and Jordan Telecommunications. He held various executive positions with the Company from 1979 through 1994. He is also a Director of The Lubrizol Corporation and Exide Corporation.

Jean-Paul Richard, 68
Director since 1996

     Mr. Richard has been Chairman of the Board and Chief Executive Officer of H-E Parts International Inc. since 2005. He served as Chairman and Chief Executive Officer of ProMach, Inc. from 1998 to 2004. He also served as President and Chief Executive Officer of AGCO Corporation from 1996 to 1997. Since 2005, Mr. Richard has also served as a Director of Emmaus House, a not-for-profit organization dedicated to fighting urban poverty.

Rufus H. Rivers, 46
Director since 2008

     Mr. Rivers is Managing Director of RLJ Equity Partners, LLC and Chairman of Enhance Recovery, LLC. Prior to joining RLJ, he was co-founder and managing director of Carlyle Mezzanine Partners, L.P. from 2003 to 2006. He has held executive positions with TCW/Crescent Mezzanine LLC, Heller Financial, Inc. and the First National Bank of Chicago.

Kevin L. Roberg, 59
Director since 2007

     Mr. Roberg was Chairman, Chief Executive Officer and President of ProStaff, Inc. from 2007 to 2008. He has been a Principal of Kelsey Capital Management (a private investment firm with special emphasis in health care) since 1998. He has been a General Partner of Delphi Ventures (a health care venture capital firm) since 1999. In 1995, he was Chief Executive Officer and President of Medintell Systems Corporation (which was acquired by ValueRx). From 1995 to 1998, he was Chief Executive Officer and President of ValueRx. He holds Directorships with Universal Hospital Services, Inc.; Compellent Technology, Inc. and various private companies. During the past five years, he was also a Director of OmniCell Technologies.

David D. Stevens, 57
Director since 2004

     Mr. Stevens has been a private investor since August 2006. Prior to that time, he was Chief Executive Officer of Accredo Health Group, Inc. (a subsidiary of Medco Health Solutions, Inc.) from 2005 to August 2006; Chairman of the Board and Chief Executive Officer of Accredo Health, Inc. from 1996 to 2005; and, President and Chief Operating Officer of Southern Health Systems, Inc. from 1983 to 1996. He holds Directorships with Medco Health Solutions, Inc. and Wright Medical Group, Inc. He has held no other directorships in public companies during the past five years.

Director Experience

While discrete experience relative to a few corporate functions may be preferable for Companies with large boards, the size of our Board and our committee assignment practice make nonemployee director candidates with broad ranging and diverse experience better suited for our organization. Our nonemployee directors have identified experience and abilities across a wide range of our corporate functions which individually and collectively are valuable qualifications for service on our Board and committees.

Michael L. Ducker is our newest director and has extensive international business experience which makes him a valuable addition as we seek to enhance our global footprint. His international business experience includes global operations; international business strategy and market development; and international economic policy reform.

Jeananne K. Hauswald joined our Board in 1993 and brought with her proven leadership in the areas of international business, corporate finance, investment management, strategic planning, merger and acquisition (“M&A”) transactions and human resources (“HR”). In addition to serving as vice president and treasurer of the Seagram Company, LTD, she was also vice president of HR responsible for the worldwide HR activities for 18,000 employees including labor relations, compensation and benefits, recruiting, training and succession planning which has proven beneficial in her service on our Board in all capacities and, in particular, her membership on the Compensation Committee. Her recent appointment as Chairman of the Compensation Committee of the Constellation Brands Board will provide additional experience beneficial to our Board and the Compensation Committee, in particular.

Dean Jernigan was elected to the Board in 1999. Mr. Jernigan has experience in the areas of operations, international business, finance and public company oversight having founded Storage USA, Inc. in 1984. He took the Company public prior to his retirement in 2002. We believe Mr. Jernigan’s “soup to nuts” experience provides a unique perspective to company operations and strategy.

Ronald B. Kalich has served on our Board since 1998. He holds a B.S.E.E. from Carnegie-Mellon University and has broad electrical industry experience having held executive positions with Westinghouse Electric, Cooper Industries, Danaher Corporation, and Marmon Group. His education and industry experience give him an insider’s understanding of our Electrical Division.

Kenneth R. Masterson has over 25 years’ experience in the areas of operations, international business, legal, regulatory, government affairs, security and public company oversight. At the time of his election to our Board in 1995, he was senior vice president, general counsel and secretary of Federal Express Corporation and served on its Executive Committee. This public company governance experience makes him particularly well-suited to provide leadership on our Board.

Dr. Jean-Paul Richard was elected to the Board of Directors in 1996. He is experienced in industrial operations and international business and has served as CEO of two public companies. He also founded two companies: a packaging machinery manufacturer and a global parts and components distributor for the mining industry. His experience in public company leadership and private company manufacturing and global distribution give him a range of experiences which are valuable to our Board.

Rufus H. Rivers joined the Board in 2008 and brought to the Board valuable investment banking experience. His background and experience are in the areas of operations and finance having co-founded an investment fund focused on private debt and equity investments where he is responsible for staffing; fundraising and investor relations; marketing and deal origination; investment due diligence and analysis; and portfolio monitoring. Since joining the Board, he has been an important member of the Audit Committee serving as the designated Audit Committee Financial Expert.

Kevin L Roberg was first elected to the Board in 2007. Mr. Roberg has extensive experience in the areas of operations and finance, primarily in the healthcare field where he developed and oversaw the operations of a national dental plan and various health plan HMOs. Companies he has led have been recognized for significant increases in revenue, service improvements, cost control, and entity integration. These experiences are an asset to our Board.

Joining our Board in 2004, David D. Stevens brought extensive professional background which included marketing, operations, finance and public company oversight. During a span of nine years, he led a company from formation to listing on the NASDAQ. His service on various public, private and non-profit Boards makes him a valuable participant on our Board and Committees.

Board Structure

Committee assignments are made by the Board of Directors at its May meeting each year. The Nominating and Governance Committee is responsible for making assignment recommendations. In 2010, the Committee reviewed its Board Committee Assignment Policy and replaced its rotation requirement with an assignment policy providing greater flexibility. Board Committee Assignments continue to be reviewed annually. The assignments may be revised as the Committee deems fit but there will be no set period for rotation off a committee assignment. Board members may be requested to serve on more than one committee in a given year but multiple committee service is not compulsory. The Board Committee Assignment Policy does require that the Lead Director shall always serve on the Nominating and Governance Committee and the immediate past chairperson of the Audit Committee must continue on the Audit Committee for the succeeding year. The policy also provides that the immediate past chairperson of the other committees will continue as a member for the succeeding year unless the Committee determines otherwise.

Risk Oversight

The following is a brief description of some of the material risks to our business, our operating results, our financial condition and our ability to execute our business plan. These risks are articulated in greater detail in our Annual Report on Form 10-K. Negative economic conditions could have a material adverse effect on our operating results and financial condition; a significant reduction in the supply of commodity raw materials could materially disrupt our business; rising and volatile costs for commodity raw materials and energy could have a material adverse effect on our profitability; significant changes in customer demand due to increased competition could have a material adverse effect on our operating results and financial condition; deterioration in the credit quality of several major customers could have a material adverse effect on our operating results and financial condition; unforeseen adverse regulatory, environmental, monetary and other governmental policies could have a material adverse effect on profitability; unfavorable litigation outcomes could have a material adverse effect on our profitability; inability to access capital markets may adversely impact our business; our facilities or facilities of our customers could be susceptible to natural disasters; possible inadequate insurance coverage; terrorist acts and acts of war could adversely impact our business and operating results; and risks and uncertainties related to our operations in Mexico could negatively impact our operating results. The Board is aware of and monitors these risks through regular management reporting. Management updates the Board on the status of our business segments and the impact that any of these or other factors may have or is having on our business and is informed of any threat to the business, operating results, financial condition or our ability to execute our business plan. In addition, the Board’s Audit Committee is responsible for monitoring adherence to internal controls and corporate compliance.

Audit Committee

Who are the members of the Audit Committee?

David D. Stevens (Chairman), Dean Jernigan, Rufus H. Rivers and Kevin L. Roberg are the members of the Audit Committee.

How many meetings did the Audit Committee hold in 2010?

The Committee met 11 times in 2010.

Does the Audit Committee have independent members?

The Committee is comprised of four members of the Board of Directors, each of whom meet the independence, experience and other requirements of the New York Stock Exchange, Rule 10A-3 under the Securities Exchange Act of 1934, and our Governance Guidelines. Each member is financially literate as determined by the Board of Directors in its business judgment and at least one member has accounting or related financial management expertise as determined by the Board of Directors in its business judgment. The Board of Directors has determined that Rufus H. Rivers qualifies as an Audit Committee Financial Expert.

What are the duties and responsibilities of the Audit Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Appointing, replacing and determining the compensation for and oversight of the work of the independent registered public accounting firm.

•	Assuring the independence of the independent registered public accounting firm.

•	Approving the scope of work for all services provided by the independent registered public accounting firm.

•	Reviewing and discussing with management and the independent registered public accounting firm the annual audited and quarterly unaudited financial statements and “Management’s Discussion and Analysis of Financial Condition and Results of Operations” disclosures in the Forms 10-Q and 10-K.

•	Reviewing with the independent registered public accounting firm the Company’s critical accounting policies and practices, alternative treatments for material items under generally accepted accounting principles, and other material written communications between the independent registered public accounting firm and management.

•	Discussing with management and the independent registered public accounting firm the scope of and plan for the annual audit, major issues regarding accounting principles and financial statement presentation and analyses prepared by management or the independent registered public accounting firm setting forth significant financial reporting issues and judgments in connection with the preparation of the Company’s financial statements.

•	Providing a report for the annual Proxy Statement stating whether the committee recommended to the Board that the audited financial statements be included in the Company’s Annual Report on Form 10-K.

•	Reviewing press releases containing quarterly or annual earnings announcements.

•	Monitoring the Company’s enterprise risk management, including its risk assessment and management policies and discussing with management the control of material risk exposures.

•	Reviewing our internal audit plan, and the responsibilities, budget and staffing of our internal audit function.

•	Reviewing with the Chief Executive Officer and Chief Financial Officer their reports regarding their evaluation of the effectiveness of the Company’s disclosure controls and procedures and internal controls over financial reporting.

•	Establishing procedures for the receipt, retention and treatment of confidential complaints regarding accounting, internal accounting controls or auditing matters.

Nominating and Governance Committee

Who are the members of the Nominating and Governance Committee?

Kenneth R. Masterson (Chairman), Jeananne K. Hauswald, David D. Stevens and William H. Waltrip are the members of the Nominating and Governance Committee.

How many meetings did the Nominating and Governance Committee have in 2010?

The Committee met four times in 2010.

Does the Nominating and Governance Committee have independent members?

The Committee is comprised of four directors, each of whom is an independent director as set forth in our Governance Guidelines and under the listing standards of the New York Stock Exchange.

What are the duties and responsibilities of the Nominating and Governance Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Identifying individuals who are qualified to become members of the Board of Directors, consistent with the criteria approved by the Board of Directors.

•	Considering recommendations by directors who are not members of the Committee, shareholders, management and employees for candidates for nomination and re-nomination as directors in accordance with guidelines developed by the Committee.

•	Recommending to the Board of Directors a slate of nominees to be proposed for election to the Board of Directors by shareholders at annual meetings.

•	Recommending individuals to fill any vacancies created on the Board of Directors.

•	Reviewing the orientation and continuing education programs for the directors.

•	Making recommendations to the Board of Directors regarding the size and composition of the Board of Directors, the particular qualifications and experience that might be sought in Board nominees, and assessing whether the qualifications and experience of candidates for nomination and re-nomination to the Board meet the then current needs of the Board of Directors.

•	Reviewing and making recommendations to the Board of Directors regarding the composition, duties and responsibilities of various committees of the Board of Directors.

•	Overseeing the annual evaluation of the Board of Directors and of management of the Company.

•	Reviewing and recommending the compensation of non-employee members of the Board of Directors.

•	Developing, reviewing and evaluating the Company’s governance policies and practices, including its governance guidelines and recommending to the Board of Directors any proposed changes to such governance policies, practices and guidelines.

•	Reviewing the Company’s stock ownership guidelines for directors and management.

•	Performing an annual performance evaluation of the Committee.

What qualifications do the Nominating and Governance Committee consider when determining nominees to serve on our Board of Directors?

The Committee considers the following qualifications to be important in determining whether a person should be nominated to serve on our Board of Directors:

•	Independence of the prospective nominee.

•	Expertise in the areas of marketing, manufacturing operations, finance, technology, legal or human resources.

•	Prior experience as an executive officer of a publicly traded company.

•	Understanding of international business.

The Committee will evaluate candidates for nomination without regard to whether such person was recommended by a shareholder, a member of the Committee or another director.

Does the Nominating and Governance Committee have a policy regarding consideration of director candidates recommended by shareholders?

The Committee will consider nominating director candidates recommended by a shareholder, consistent with the criteria for nomination and service approved by the Board of Directors. Any shareholder who desires to submit a candidate for nomination to our Board of Directors should do so pursuant to our Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting described later in this proxy statement.

Compensation Committee

Who are the members of the Compensation Committee?

Ronald B. Kalich, Sr. (Chairman), Jeananne K. Hauswald, Kenneth R. Masterson and Jean-Paul Richard are the members of the Compensation Committee.

How many meetings did the Compensation Committee have in 2010?

The Committee met five times in 2010.

Does the Compensation Committee have independent members?

Each of the members of the Committee meets the independence requirements of the NYSE listing standards and our Governance Guidelines, the requirements of an “outside director” for purposes of Section 162(m) of the Internal Revenue Code, and the requirements of a “non-employee director” for purposes of Section 16 of the Securities Exchange Act of 1934.

What are the duties and responsibilities of the Compensation Committee?

The Committee has the following duties and responsibilities as stated in its charter:

•	Reviewing and approving no less frequently than annually, our compensation philosophy for the Chief Executive Officer and other key management.

•	Reviewing and approving corporate goals and objectives relevant to compensation of the Chief Executive Officer, evaluating his/her performance in light of those goals and objectives, and setting his/her compensation based on this evaluation.

•	Approving and reporting to the Board of Directors the annual compensation (including base salary, incentive compensation and long-term, equity-based compensation) of the Company’s non-CEO Executive Officers.

•	Establishing direct and indirect benefits for the Chief Executive Officer and key management, which are in addition to any benefits under the Company’s broad based benefit plans.

•	Reviewing and approving policies with respect to key management perquisites.

•	Making recommendations to the Board of Directors (and shareholders as required by law or the NYSE listing standards) with respect to the establishment and terms of incentive compensation plans and equity-based plans and administering such plans, including reviewing and approving any awards to be granted to management under any plan implemented by us.

•	Reviewing and approving any employment and severance arrangements and benefits of the Chief Executive Officer and key management in light of practices at comparable companies and any benefits received in connection with such arrangements.

•	Reviewing on a periodic basis the operation of our compensation program to evaluate its effectiveness and recommending to the Board of Directors steps to modify compensation programs as may be deemed appropriate to help ensure that benefits or payments are reasonably related or are proportionate to the benefits received by, or performance of, the Company.

•	Reviewing any key management development and succession plans to determine that specific steps are taken to assure the future availability of key management.

•	Reviewing with management the Compensation Discussion and Analysis contained in our annual proxy statement.

•	Producing an annual report on executive compensation for inclusion in our annual proxy statement in accordance with applicable law.

Where can I get a copy of the charters for the Audit Committee, the Nominating and Governance Committee, and the Compensation Committee, or a copy of your Governance Guidelines?

Copies of the charters of our Board of Directors’ committees as well as our Governance Guidelines are available at the Investors section of our website, www.investor.tnb.com. We will also send a print copy of any charter or the Governance Guidelines to any shareholder upon request directed to the Secretary.

Compensation Committee Interlocks and Insider Participation

As of December 31, 2010, the Compensation Committee consisted of Ronald B. Kalich, Sr., as Chairman, Jeananne K. Hauswald, Kenneth R. Masterson and Jean-Paul Richard. None of the current members of the Committee is or was an officer or employee of the Company. During 2010, none of our executive officers served as a director or member of the compensation committee of any other entity whose executive officers served on our Board of Directors or Compensation Committee.

Independence of Directors

Does the Board of Directors have independent directors?

No director qualifies as “independent” unless the Board of Directors affirmatively determines that the director has no material relationship with the Company, either directly or as a partner, shareholder or officer of an organization that has a relationship with the Company. The guidelines for director independence are available in our Corporate Governance Guidelines. Under our guidelines, a director is not independent under the following situations:

•	a director who is an employee, or whose family member is an executive officer, of Thomas & Betts until three years after the end of such employment;

•	a director (or immediate family member) who receives more than $120,000 per year in direct compensation from the Company, other than director and committee fees, or pension and deferred compensation for prior service (provided such compensation is not contingent in any way on continued service), until three years after he or she ceases to receive more than $120,000 per year in such compensation;

•	a director (or immediate family member) who is affiliated with or employed by a present or former internal or external independent registered public accounting firm of Thomas & Betts until three years after the end of the affiliation or the employment or auditing relationship;

•	a director (or immediate family member) who is employed as an executive officer of another company where any of Thomas & Betts’ present executives serve on the company’s compensation committee until three years after the end of such service or the employment relationship; and

•	a director (or immediate family member) who is an executive officer or an employee of a company that makes payments to, or receives payments from, Thomas & Betts for property or services in an amount that, in any single fiscal year, exceeds the greater of $1 million or 2% of such other company’s consolidated gross revenues, until three years after falling below such threshold.

In determining director independence the Board considered all of our transactions in which a director or director’s family member was a direct or indirect party. Mr. Stevens is a director of Le Bonheur Children’s Medical Center Foundation, a non-profit organization to which we have made a donation pledge of $100,000 payable in annual $20,000 installments beginning in 2007. Mr. Stevens is also a member of the Board of the Orpheum Theatre Foundation. The Company contributed $10,000 to the Orpheum in 2010 to sponsor a Star Search Competition. The Board does not consider either of these relationships to violate Mr. Stevens’ independence under our guidelines.

All of the directors, with the exception of Mr. Pileggi, have been determined by the Board of Directors to be independent directors pursuant to the standards set forth in the listing requirements of the New York Stock Exchange and our Governance Guidelines.

Certain Relationships and Related Transactions

Related party transactions may present potential for actual conflicts of interest and can create the impression that our decisions are based on factors other than the best interests of the Company and its shareholders.

The Nominating and Governance Committee of our Board of Directors reviews the independence of our directors. In preparation of this proxy statement, the Committee makes certain inquiries of our directors, director nominees, and executive officers and reviews all transactional relationships in order to disclose any potential related party transactions. These inquiries include the completion of director and officer questionnaires and evaluation of director independence. The Nominating and Governance Committee must annually make a determination of director independence and disclose the basis for such finding.

There were no “related party” transactions arising during 2010 requiring disclosure under applicable NYSE listing standards, SEC rules and regulations or our policy and procedures. We have, however, entered into indemnity agreements with each of our current directors and executive officers to give such directors and officers additional contractual assurances regarding the scope of the indemnification set forth in our charter and bylaws and to provide additional procedural protections.

Annual Report on Form 10-K

A copy of the Annual Report on Form 10-K for the fiscal year ended December 31, 2010 as filed with the SEC is provided at www.proxydocs.com/tnbc and will be included as part of the package that will be sent to you with a copy of this Proxy Statement upon your request. It is also available on our website at www.investor.tnb.com.

Incorporation By Reference

To the extent that this Proxy Statement is incorporated by reference into any other filing under the Securities Act of 1933, as amended, or the Securities Exchange Act of 1934, as amended, then the sections of this Proxy Statement entitled “Compensation Committee Report” and “Audit Committee Report” will not be deemed incorporated unless specifically provided otherwise in such filing. Information contained on or connected to our website is not incorporated by reference into this Proxy Statement or any other filing that we make with the SEC.

RELATIONSHIP WITH INDEPENDENT AUDITORS

Audit Committee Report

The charter of the Audit Committee provides that the Audit Committee assists the Board of Directors in its oversight of the integrity of the Company’s financial statements, the independent auditor’s qualifications, compensation and independence, and, the performance of the Company’s internal audit function. The Committee has established approval-in-advance procedures and reviews each proposed engagement to determine whether the provision of services is compatible with maintaining the independence of the independent auditors. Such approval is detailed as to the particular service or category of service and is generally subject to a specific budget.

The Committee reviewed and discussed with management the audited consolidated financial statements for Thomas & Betts Corporation’s year ended December 31, 2010. The Committee also discussed with KPMG LLP, the Company’s independent registered public accounting firm, the matters required by Statement on Auditing Standards No. 114 (Communication with Audit Committees).

The Committee has received the written disclosures and the letter from the independent auditors required by applicable requirements of the Public Company Accounting Oversight Board (“PCAOB”) regarding the independent auditor’s communications with the Committee concerning independence, and has discussed with representatives of KPMG LLP the independence of KPMG LLP.

Based on its review and discussions with KPMG LLP and management, the Committee recommended to the Board of Directors that the Company’s audited consolidated financial statements for the year ended December 31, 2010 be included in the Company’s Annual Report on Form 10-K.

This Section is not “soliciting material,” is not deemed filed with the SEC, and is not to be incorporated by reference in any filing of the Company under the Securities Act of 1933 or the Securities Exchange Act of 1934, whether made before or after the date hereof and irrespective of any general incorporation language in any such filing.

David D. Stevens, Chairman
Dean Jernigan
Rufus H. Rivers
Kevin L. Roberg

PROPOSAL NO. 2 — Ratification of Appointment of Independent Registered Public Accounting Firm

Our independent registered public accounting firm for fiscal year 2010 was KPMG LLP. The Audit Committee has appointed, pending shareholder ratification, this firm to audit our annual consolidated financial statements and internal control over financial reporting for the fiscal year ending December 31, 2011 and until the 2012 Annual Meeting of Shareholders. KPMG LLP has been our independent registered public accounting firm since 1969, and has no financial interest, direct or indirect, in Thomas & Betts or any of its subsidiaries.

Representatives of KPMG LLP will be present at the Annual Meeting to make a statement, if they desire to do so, and to respond to appropriate questions.

Independent Registered Public Accounting Firm’s Fees

During the past two years, the aggregate fees for professional services rendered by KPMG LLP were as follows:

	Year Ended	Year Ended
	December 31,	December 31,
	2010	2009
	(in thousands)	(in thousands)

Audit Fees	$2,675	$2,506
Audit Related Fees	265	230
Tax Fees	464	409
All Other Fees	—	—

Total Fees	$3,404	$3,145

Audit Fees include the aggregate fees billed for professional services rendered by KPMG LLP for the audit of our annual consolidated financial statements and internal control over financial reporting and review of quarterly consolidated financial statements included in our Quarterly Reports on Form 10-Q or services that are normally provided by KPMG LLP in connection with statutory and regulatory filings or engagements.

Audit Related Fees include the aggregate fees billed for assurance and related services by KPMG LLP that are reasonably related to the performance of the audit or review of our consolidated financial statements and are not included in Audit Fees. These services consisted of audits of benefit plans and environmental compliance letters.

Tax Fees include aggregate fees billed for professional services rendered by KPMG LLP for tax compliance and consultation. The nature of these services was assistance with international income tax compliance and tax audits.

All of the services described above were approved in advance by the Committee.

Ratification of the appointment of KPMG LLP will require that the number of votes cast in favor of this proposal exceed the number of votes cast against this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote. However, the Committee is not bound by a vote either for or against KPMG LLP, but will consider a vote against the independent registered public accounting firm by the shareholders in selecting the independent registered public accounting firm in the future.

The Board of Directors unanimously recommends that you vote “FOR” Proposal No. 2.

EXECUTIVE COMPENSATION

Compensation Committee Report

The Committee has reviewed and discussed the Compensation Discussion and Analysis contained in this proxy statement with management. Based on such review and discussion, the Committee recommended to the Board of Directors that the Compensation Discussion and Analysis be included in this proxy statement.

Ronald B. Kalich, Sr., Chairman
Jeananne K. Hauswald
Kenneth R. Masterson
Jean-Paul Richard

Compensation Discussion & Analysis

Introduction

Thomas & Betts Corporation is a leading designer and manufacturer of essential components used to manage the connection, distribution, transmission and reliability of electrical products in industrial, construction and utility applications. We are also a leading producer of commercial heating and ventilation units used in commercial and industrial buildings and highly engineered steel structures used for utility transmission.

In recent years, the Company has achieved solid results despite significantly varying market conditions. Our ability to continue this performance is dependent in part on attracting and retaining key management. Our compensation philosophy, as discussed below, is designed to align the financial interests of our management team with those of our shareholders and motivate the team to accomplish our strategic goals.

Oversight

The Compensation Committee of the Board of Directors (the “Committee”) discharges the Board’s responsibilities relating to the compensation of our Company’s Chief Executive Officer (“CEO”), and other named executive officers listed in the Summary Compensation Table (collectively, the “Executive Officers”). The Committee approves all policies, plans, and programs under which compensation is paid or awarded to the Executive Officers. In carrying out these duties, it:

•	identifies, quantifies, and approves performance goals for the Executive Officers;

•	annually reviews the collective and individual performance of these top executives;

•	uses performance measurements in awarding compensation and in setting new performance goals for the future;

•	reviews compensation actions relating to the Executive Officers; and

•	oversees and evaluates the effectiveness of our executive compensation policies and programs in hiring, motivating, and retaining other key employees.

For 2010, the Committee retained the services of independent compensation advisory firm Towers Watson to assist with the review and evaluation of our compensation policies and to propose, as appropriate, changes to our compensation plans and arrangements. The use of an independent consultant provides additional assurance that our programs are reasonable and consistent with our Company’s objectives. The Committee is also supported in its work by the Company’s management team. Finally, the Committee periodically meets in executive session, without any management, consultants, or employees present.

In January 2010, the firm of Towers Watson was created by the merger of Towers Perrin with Watson Wyatt. Towers Perrin had served as an advisor to the Compensation Committee for close to 15 years, and was directly engaged by and accountable to the Committee. Watson Wyatt was the Company’s long-time actuary and was engaged by management to provide services to the Company and its benefit plans. During 2010, Towers Watson and its predecessor Towers Perrin were paid $71,000 for executive compensation advice as described above. Towers Watson and its predecessor Watson Wyatt were paid $1,400,000 for services to the Company and its worldwide benefit plans during fiscal 2010. Services included plan accounting valuations; actuarial services; ERISA compliance and regulatory activities; M&A activities and qualified plan communication materials.

The Compensation Committee has concluded that the advice received by the Committee from Towers Watson continues to be objective, unbiased, and independent. The Committee will continue to exercise oversight over the relationship with Towers Watson to provide continued assurance of the absence of any conflict of interest.

Highlights of 2010 Compensation Oversight

In 2010, the Committee established, modified or formalized a number of compensation practices and policies affecting the named executive officers. Beginning in 2011, there will be no new contractual commitments to provide:

•	tax gross-ups for perquisites or similar benefits;

•	tax gross-ups for IRS § 409A failures;

•	single or modified single-trigger change in control arrangements;

•	grants of additional service under any executive retirement plans; and

•	lifetime welfare benefits.

In addition, the Committee continues to monitor opinion and regulatory guidance concerning the possible future use of clawbacks of executive compensation. The Committee did reiterate its policy prohibiting hedging of the Company’s equity or equity awards and the paying of dividends on unvested equity awards. The payment of dividends on unvested equity awards is expressly proscribed by the terms of the Thomas & Betts 2008 Stock Incentive Plan. Also in December 2010, the Committee made its first grants of performance stock units to the named executive officers and certain key management.

Executive Compensation Philosophy and Policies

Our primary compensation philosophy is:

•	to develop a compensation package that attracts highly qualified executives to work for our Company;

•	to balance annual performance with incentives to achieve long term success; and

•	to encourage executives who deliver strong performance to remain with our Company and to continue that level of performance.

With the assistance of Towers Watson, the Committee developed and implemented compensation policies, plans, and programs that are designed to closely align the financial interests of our executives with those of our shareholders in order to enhance the long-term growth and profitability of our Company, and therefore the creation of long-term shareholder value. Our compensation programs provide a mix of cash and equity-based compensation to achieve these goals, all of which are discussed in more detail below.

We strive to ensure that executive compensation relates to the measures of our Company’s financial performance that are important to investors. We believe that the quality and dedication of our executive officers is a critical factor affecting the long-term value of our Company. As in prior years, for 2010 we ultimately based our determinations regarding executive compensation on our assessment of each executive officer’s leadership, contribution to the Company’s overall performance and potential to enhance productivity, growth and long-term shareholder value. The use of tally sheets was introduced this year as an internal tool for management’s evaluation of executive compensation.

The Committee relies upon its collective, considered judgment, together with advice from its independent consultants and other advisors as noted, and not upon rigid guidelines, formulas, or short-term changes in our stock price in determining the amount and mix of compensation elements for the executive officers.

Key factors affecting our judgments include the following:

•	the nature and scope of each named executive’s responsibilities and performance;

•	subjective assessment of each named executive’s effectiveness in leading our initiatives to enhance customer value, productivity, and growth;

•	each named executive’s contributions to the Company’s financial results;

•	each named executive’s success in creating a culture of integrity and compliance with applicable law and our Company’s ethics policies; and

•	each named executive’s existing current salary, bonus target and other compensation awards.

Our evaluation of each named executive involves an analysis of the overall business performance, the scope of each individual executive’s responsibility, and the executive’s performance. Overall business performance outcomes are primarily measured by our profitability and the management of our assets. As a group, approximately 74.84% of the Executive Officers’ 2010 total annual target compensation is derived from annual incentive compensation and long-term incentive compensation elements which are directly associated with overall business performance as described below. Approximately 25.16% is derived from the base salary compensation element which is directly associated with the evaluation of individual performance. The CEO provides input and makes recommendations regarding the compensation of the other executive officers. The nature and scope of each named executive’s duties determines salary grade which contains a salary midpoint and range within which individual performance sets salary. The other elements of executive compensation and benefits are designed to attract and retain executives and are not directly associated with overall business or individual performance. The following table sets out the individual 2010 compensation targets for each of our named executive officers.

	2010 Compensation Targets for Named Executive Officers
				Total		Management
		Target		Target	Salary	Incentive and
		Management	Equity	Direct	Percentage	Equity Percentage
	Salary	Incentive	Awards	Compensation	of Target	of Target
Name and Principal Position	($)	($)	($)	($)	(%)	(%)

Dominic J. Pileggi	930,000	930,000	3,459,237	5,319,237	17.48	82.52
Chairman and Chief Executive Officer
William E. Weaver, Jr.	432,000	280,800	641,570	1,354,369	31.90	68.10
Senior Vice President and Chief Financial Officer

Charles L. Treadway	432,000	280,800	641,570	1,354,369	31.90	68.10
Senior Vice President and Group President – Electrical
Imad Hajj	400,000	240,000	511,523	1,151,523	34.74	65.26
Senior Vice President – Global Operations

J.N. Raines	378,225	208,024	459,527	1,045,776	36.17	63.83
Vice President – General Counsel and Secretary

Although we do not seek to benchmark the named executive officers’ compensation to any reference point, we consider total compensation levels at the median of industrial manufacturing companies with revenues within a reasonable range of our Company’s size. Mr. Pileggi’s 2010 base salary and target bonus were at the median of CEO compensation at comparably sized industrial companies. His long term incentive compensation was slightly above the median which placed his targeted total compensation slightly above the median of CEOs in this group represented by industrial manufacturing firms of like size. We also took steps to structure each named executive’s compensation in a manner that we believe will help ensure the continuity of our Company’s leadership.

Our decisions concerning the specific 2010 compensation elements for executive officers were made within this framework. As noted above, in all cases we ultimately based specific decisions involving executive officer compensation upon our judgment about each individual named executive’s leadership performance and potential future contributions, as well as whether each particular payment or award would provide an appropriate incentive and reward for performance that sustains and enhances long-term shareholder value.

The Compensation Committee has reviewed all components of the named executive officers’ compensation. In the course of its review, the Committee considered data, information and survey results provided by consultants, outside counsel and management. Based on this review, the Committee finds the named executive officers’ total compensation and, in the case of the severance and change-in-control scenarios, the potential payouts, in the aggregate, to be reasonable and not excessive.

In the course of its analysis, the Committee took into consideration whether any of these compensation policies and practices created any risks or were reasonably likely to create any risks that would have a material adverse impact on the company. The Committee determined they did not.

Elements of Executive Compensation

As described above, we intend that our executive compensation policies and programs include a combination of compensation elements that enable our Company to attract, motivate, reward, and retain executives of superior ability who are dedicated to the long-term interests of our investors. Each component of an executive’s compensation is presented, reviewed, and analyzed in the context of all components of the executive’s total compensation. Merit increases to base salary are tied to individual performance. Short-term incentive payouts are based on consolidated corporate performance. The value of long-term incentive payouts is directly related to changes in our Company’s stock price. Each of these components of executive compensation is described in greater detail below.

Base Salary

We set base salary for our CEO and our other named executive officers at levels that are intended to achieve two goals:

•	to be competitive with that paid in industries that we believe have financial, operational, and risk characteristics that are sufficiently similar to our Company to provide a reasonable basis for comparison; and

•	to provide a reasonable degree of financial security, opportunity, and flexibility in their financial affairs to those individuals who the Committee regards as adequately performing the duties associated with their positions.

In furtherance of these objectives, we establish a base salary range and salary midpoint based upon a salary grade evaluation for the CEO and other named executive officers that reflect the nature and scope of the executive’s duties. We also periodically, though not necessarily annually, review the salary levels of a sampling of comparable companies in the manufacturing sector as well as those in other industries that we believe provide a reasonable basis for comparison. To provide the Committee with a general understanding of the compensation of other companies in the Industrial Manufacturing Sector, Towers Watson supplied the Committee, at its September 2010 meeting, survey results for Industrial Manufacturing Survey participants from Towers Watson’s 2010 CDB General Industry Executive Compensation Database (A.O. Smith, Ameron, Ball, Brady, Calgon Carbon, Cameron International, Connell, Cooper Industries, Corning, Donaldson, Eaton, Flowserve, Fortune Brands, GAF Materials, Goodyear Tire & Rubber, Graco, Greif, Herman Miller, Husky Injection Molding Systems, ITT-Corporate, MAG Industrial Automation Systems, MeadWestvaco, Milacron, Mine Safety Appliances, Owens-Illinois, Parker Hannifin, Polymer Group, PolyOne, SCA Americas, Sealed Air, Simpson Manufacturing, Sonoco Products, SPX, Swagelok, Terex, Textron, Toro, Trinity Industries, Unifi, USG and Watt Water Technologies). Towers Watson adjusted this data by means of a regression analysis for comparison to the Company’s projected revenues. In addition to those respondents included in the Towers Watson Industrial Manufacturing Survey, the Committee requested and was provided similar data for Cooper Industries and Hubbell Inc. which we consider comparable companies within our industry. Although we do not attempt to specifically tie executive base pay to that offered by any particular sampling of industrial manufacturing companies, our review provides a useful gauge in administering our Company’s base compensation policy. We also exercise subjective judgment in view of our compensation objectives by considering the credentials, length of service, experience, and consistent performance of each of the named executive officers, relative to the range of executive compensation, when setting compensation levels for those executives. We believe our executives’ total pay is within the market median on both an overall and per element basis in the group described above. In December 2010, the Committee approved the following salary increases for 2011: 4.3% for Mr. Pileggi, 7% for Mr. Weaver, 7% for Mr. Treadway, 4% for Mr. Hajj and 3% for Mr. Raines.

Annual Incentive Compensation

Incentive compensation is earned pursuant to the Thomas & Betts Management Incentive Plan (“MIP”). For the CEO and other named executive officers included in the Summary Compensation Table, performance targets were established in January 2010. The performance targets had two criteria. The first criteria is consolidated earnings from continuing operations before interest, taxes, depreciation and amortization which is further adjusted under the Company’s custom and practice for share-based compensation, stock divestiture gains or losses, foreign exchange gains or losses, and unusual items such as asset impairment charges (collectively, “corporate EBITDA”). Corporate EBITDA comprised 75% of the 2010 performance target weighting. We selected corporate EBITDA as a criteria because it focuses management’s attention on operating profit while removing the impact of external market factors that are essentially outside the control of management. Working Capital (accounts receivable, plus inventory, minus accounts payable) as a percentage of sales is the second criteria which comprises the remaining 25% of the performance target weighting. We chose Working Capital as a criteria to emphasize efficient management of the Company’s capital resources. Each criteria has a performance achievement range from a 50% threshold to a maximum of 200%. Upon the achievement of 100% of target, based on the combined achievement of EBITDA and working capital as a percentage of sales, 100% of the incentive targets ranging from 55% to 100% of base salary are paid out. Until the minimum performance threshold is achieved, nothing is paid out. At achievement of the minimum threshold, 50% of the incentives are paid out. Alternatively, if the performance criteria targets are achieved and exceeded, at a specified threshold, incentives may be paid out up to a maximum of 200% of the applicable target percentage of base salary.

For fiscal year 2010, the named executives had the following target incentives as a percentage of base salary: Mr. Pileggi had a target of 100%; Mr. Weaver had a target of 65%; Mr. Treadway had a target of 65%; Mr. Hajj had a target of 60%; and Mr. Raines had a target of 55%. These targets are based on pay grade.

The actual attainment of corporate EBITDA as defined for MIP purposes for fiscal year 2010 was $319,671,000; and the actual attainment of working capital as a percent of sales for MIP purposes was 12.6%. The targets approved by the Committee excluded the effect of certain unplanned events such as any acquisition or divestiture occurring after the Committee’s approval of the targets at its January 2010 meeting. Also in 2010, the Committee determined that the targets had not contemplated the impact of certain corporate restructuring activities; therefore the Committee approved exclusion of the effect of such activity. The Committee also excluded environmental remediation charges related to legacy activities. The total combined payout for all corporate employees covered under the MIP for 2010 was 129% of target, with the weighted corporate EBITDA calculation resulting in a 79% payout and weighted Working Capital calculation resulting in 50% payout. The following table summarizes the incentive compensation earned by the named executive officers under the MIP for fiscal year 2010.

	Target as a %							($000s)	% of		2010
	of Base			Minimum	Target		Maximum	Actual	Bonus		Incentive	Payout/
(in thousands)	Salary	Criteria	Weight	50%	100%	150%	200%	Results	Target		Earned	% of Salary

Dominic J. Pileggi	100%	Corporate EBITDA W/C% of Sales	75% 25%	$286,179 16.0%	$317,977 15.0%	$333,876 14.75%	$349,775 14.5%	$319,671 12.6%	79.0% 50.0%	}	129.0%	$1,199,700 129.0%

William E. Weaver, Jr.	65%	Corporate EBITDA W/C% of Sales	75% 25%	$286,179 16.0%	$317,977 15.0%	$333,876 14.75%	$349,775 14.5%	$319,671 12.6%	79.0% 50.0%	}	129.0%	$362,232 84.0%

Charles L. Treadway	65%	Corporate EBITDA W/C% of Sales	75% 25%	$286,179 16.0%	$317,977 15.0%	$333,876 14.75%	$349,775 14.5%	$319,671 12.6%	79.0% 50.0%	}	129.0%	$362,232 84.0%

Imad Hajj	60%	Corporate EBITDA W/C% of Sales	75% 25%	$286,179 16.0%	$317,977 15.0%	$333,876 14.75%	$349,775 14.5%	$319,671 12.6%	79.0% 50.0%	}	129.0%	$309,600 77.0%

J. N. Raines	55%	Corporate EBITDA W/C% of Sales	75% 25%	$286,179 16.0%	$317,977 15.0%	$333,876 14.75%	$349,775 14.5%	$319,671 12.6%	79.0% 50.0%	}	129.0%	$268,351 71.0%

Long-Term Incentive Compensation

In 2010, targeted long-term compensation represented about 55.9% of the executives’ total targeted compensation taken as a group. The total value (as determined in accordance with ASC 718) of long-term compensation (restricted stock and stock options) awarded to each executive was based on the mid-point of their salary grade multiplied by a factor ranging from 343%, in the case of Mr. Pileggi, to 130%, in the case of Mr. Raines. The salary grade factors were developed based upon our evaluation of the appropriate compensation and incentive levels and our consideration of the award levels for executives in similar positions at similar industrial manufacturing companies (page 28). These factors are reviewed from time-to-time with the assistance of third-party compensation consultants to help ensure they are appropriate.

In 2010, the executive officers were given 25% of the value of their long-term incentive compensation in the form of restricted stock awards and 50% in the form of stock option awards. In addition, the executive officers received 25% of their long-term incentive compensation in the form of Performance Stock Units (“PSUs”). The total value of the 2010 equity based awards was determined based on competitive market data provided by our outside consultants.

While the Committee continues to view stock options as performance based, performance stock units are universally viewed as performance based by proxy advisory services. In January 2010, the Committee approved the addition of a performance share design. The initial award of performance stock units (“PSUs”) was made in December 2010.

A.	Performance Stock Units

A new component of our long-term incentive compensation package for executive officers and certain key management is Performance Stock Units. PSUs are subject to a 3-year measurement period. The performance measurement is the Company’s relative total shareholder return (“TSR”) against the S&P 400 MidCap Index. Only Companies within the Index on the first and last days of the Performance Period will be counted. PSUs will cliff vest in three years with 50% payout upon achievement of TSR in the 35th percentile (min), 100% payout upon achievement of the 50th percentile (mid) and 200% payout upon achievement of the 80th percentile (max). The target PSUs awarded in December 2010 to the executives are as follows: 12,845 units to Mr. Pileggi, 2,382 units to Mr. Weaver, 2,382 units to Mr. Treadway, 1,899 units to Mr. Hajj and 1,706 units to Mr. Raines. Upon certification by the Committee of attainment of the performance percentile, units will vest as shares and be registered in the name of the grantee. Because the service and performance period did not begin until January 1, 2011, no compensation attributable to the performance stock units was reflected in the grantees’ 2010 compensation in the Summary Compensation Table.

B.	Stock Options

Stock option grants are another important part of our long-term incentive compensation package. The option grants are intended to provide a significant form of equity compensation that will reward our executive officers and others for Company stock price appreciation while maintaining a continuing proprietary interest in our Company. The Committee authorizes stock option grants to eligible employees. Scheduled grants are made by the Compensation Committee at their December meeting. Unscheduled grants may be authorized by the Committee if the Committee determines additional grants are appropriate for our business purposes (for example, new hires, special projects, etc.). In determining grants, the Committee establishes for each named executive an award value based on a target percentage of the midpoint of their salary grade.

In December 2010, the Committee also approved stock option grants totaling 501,741 shares to 255 management personnel. The awards, which vest ratably over three years, constitute 11% of the shares authorized under the 2008 Plan. Of the total awards, 100,379 shares were granted to Mr. Pileggi, 18,617 shares were granted to Mr. Weaver, 18,617 shares were granted to Mr. Treadway, 14,843 shares were granted to Mr. Hajj, and 13,334 shares were granted to Mr. Raines which totaled 3.68% of the common stock authorized to be awarded under the 2008 Plan. The stock options granted in December 2010 are subject to ratable vesting over a period of three years.

C.	Restricted Stock Awards

Restricted stock awards are an important element of our long-term compensation package to executive officers and others in that they are intended to provide an ownership interest in the Company. These awards have a retention element due to a cliff-vesting period of three years.

In December 2010, the Committee authorized the award of 100,386 shares of restricted stock under the Thomas & Betts Corporation 2008 Stock Incentive Plan (“the 2008 Plan”) to 151 members of management, including the executive officers. The December awards included 18,514 shares of restricted stock to

Mr. Pileggi, 3,434 shares to Mr. Weaver, 3,434 shares to Mr. Treadway, 2,738 shares to Mr. Hajj, and 2,459 shares to Mr. Raines. Restricted shares under the 2008 Plan vest after 3 years.

Pursuant to the 2008 Plan, the CEO is delegated authority to make awards to employees not subject to Section 16(b) of the Exchange Act, subject to certain limitations.

Defined Benefit Pension Plan

Effective December 31, 2010, the Company froze the Thomas & Betts Pension Plan. The freeze fixed the accrued benefit of all eligible participants. Funded entirely by the Company, the plan provides each eligible participant with a benefit based on a funding formula computed by our independent actuaries, Towers Watson. The basic formula, as provided in the plan, is 1.5% of a participant’s average monthly compensation as of December 31, 2010 multiplied by the participant’s years of credited service completed through December 31, 2010, then reduced by 50% of a participant’s primary social security benefit multiplied by the years of credited service divided by 35. Beginning January 1, 2011, no further benefits will accrue under the pension plan but affected employees will receive the same enhanced 401(k) benefits provided to those employees hired after the January 1, 2008 soft freeze. In addition, in 2011 and 2012, some participants will receive an additional company contribution or “transition benefit” in the 401(k). The transition benefit will be provided to employees on the basis of a point system based on age and years of credited service as defined by the pension plan.

Pursuant to the Thomas & Betts Pension Plan Part A, a participant acquires a non-forfeitable benefit upon completing five years of vesting service. Unvested Employees who were participants in the plan prior to the freeze will continue to accrue service for vesting purposes only. For participants hired prior to 60 years of age, the normal retirement age is 65. Each participant’s pension benefit is calculated using two different formulae. The participant receives the larger benefit as calculated under the two formulae. The available forms of payment include: lump sum for benefits valued below a certain amount; single life annuity; qualified joint and survivor annuity with 120 months certain; 66 2/3% joint and survivor annuity with 120 months certain; life annuity with 120, 180 or 240 months certain or 120 monthly installments. The form of payment elected by the participant affects the amount of the benefit.

Employees of companies acquired on or after July 25, 2007 who were not active participants in a pension plan acquired by the Company were not eligible to participate in the Pension Plan. Effective January 1, 2008, the Pension Plan was amended, or “soft frozen,” to preclude participation for: any employee hired after December 31, 2007; any employee hired prior to December 31, 2007 who did not complete 1,000 hours of service prior to December 31, 2008; and any employee who incurred a severance of employment and was re-hired on or after January 1, 2008. We initiated the soft freeze because changes in the pension laws, and the volatility in financial markets caused the Company’s costs in funding and maintaining the Pension Plan to become very unpredictable. Eligible Employees who were affected by the soft freeze, or who are otherwise precluded from participating in the Pension Plan, instead received enhanced 401(k) benefits which are easier to manage and administer and represent more predictable costs.

Messrs. Pileggi, Hajj and Raines have vested and accrued benefits under the frozen pension plan. Messrs. Weaver and Treadway were hired subsequent to the soft freeze and were not eligible to participate in the pension plan.

Supplemental Executive Retirement Payments

The Compensation Committee has designated certain executives for participation in the Thomas & Betts Corporation Executive Retirement Plan (the “ERP”) in addition to their participation in the Thomas & Betts Pension Plan (see Pension Benefits Tables, page 41). In March 2010, the Compensation Committee determined that no future executives would be designated for participation in the plan. Future executives may instead be designated for receipt of a supplemental contribution in the Thomas & Betts Supplemental Executive Investment Plan (“SEIP”).

The ERP provides additional retirement income and death benefit protection in recognition of the executive’s contribution in carrying out senior management responsibilities. In addition, the Committee believes the ERP assists in the retention of senior management due to its provisions limiting payment of benefits upon separation from service only upon attainment of both age and service thresholds. If a participant separates from service prior to attainment of both age and service thresholds, no benefit is paid unless the Committee exercises its discretion to do so. Messrs. Pileggi, Weaver, Treadway, Hajj, and Raines have been designated by the Committee to participate in the Plan.

A participant is eligible to receive a retirement benefit under the plan upon completion of five or more years of service, attainment of early retirement or normal retirement age as defined by the plan and termination of employment. The amount of the benefit is reduced by the amount of the benefit that is or would be payable pursuant to the Pension Plan. The available forms of payment include: 10 year certain and life, 100% joint and survivor annuity with 120 months certain or lump sum payment which is the default form. The form of payment elected by the participant affects the amount of the benefit.

The ERP is an “unfunded” plan. It is considered a general contractual obligation of the Company and is subject to the claims of the Company’s creditors. In the event that the Company becomes insolvent, the participants will be unsecured general creditors of the Company. This status with respect to these benefits aligns the interests of the participants with the long-term interests of the Company and its shareholders.

Deferred Compensation Plans

We currently maintain the Thomas & Betts Supplemental Executive Investment Plan (“SEIP”), an unfunded, nonqualified deferred compensation plan which permits key employees to voluntarily elect to defer the payment of up to 80% of their base salary and bonus. The SEIP investment funds are generally the same as those available to participants in the Thomas & Betts Employees’ Investment Plan (401(k) Plan); excluding an investment in the Company stock fund. SEIP Participants also elect, pursuant to the terms of the plan, the form and timing of their distributions from the plan. We match contributions to the SEIP up to a maximum of 5% of base salary and bonus, but do not provide any guarantees with respect to earnings on deferrals under the plan or provide an above-market rate of return. The SEIP was implemented to provide selected key employees greater flexibility in structuring the timing of their compensation payments and, therefore, to motivate and ensure the retention of these employees. Effective January 1, 2008, the SEIP was amended to provide for a nonelective Company contribution in excess of the permissible 401(k) limits for “Pension Ineligible” employees. The nonelective contribution is equal to 3% of total compensation as defined by the plan plus 2% of total compensation above the social security taxable wage base less the amount that would be contributed to the 401(k) plan and the SEIP using the same formula. In September 2010, the Plan was amended and restated to provide a supplemental company contribution to executive officers designated by the Committee for receipt of the supplemental benefit. The account balances of the named executive officers are set forth in the “Nonqualified Deferred Compensation Table” at page 42.

Other Components of Executive Compensation

We provide certain other forms of compensation and benefits to the CEO and the other named executive officers, including: 401(k) matching contributions, life insurance, annual physical exams, excess liability coverage, and an allowance for perquisites. We also entered into a Health Benefits Continuation Agreement (effective February 2, 2005) to provide Mr. Pileggi and his covered dependents with lifetime health benefits upon his qualifying retirement. The health benefits under the Health Benefits Continuation Agreement are the same benefits maintained by us for other active employees. We have reviewed these other components of compensation in relation to the total compensation of the CEO and the other named executive officers, and determined that they are reasonable and appropriate. The perquisite allowance is provided by the Company in lieu of specific perquisite benefits. It is intended to provide a competitive level of benefit in lieu of perquisites such as auto expenses, memberships and financial planning.

Stock Ownership and Retention Guidelines

At the recommendation of the Compensation Committee and the Nominating and Governance Committee, in December 2005, the Board adopted stock ownership and retention guidelines in order to encourage our directors and executive officers to acquire and retain ownership of a significant number of shares of our Company’s common stock while they serve as directors or officers of our Company. The Compensation Committee and Board believe that equity ownership is a cornerstone of good corporate governance because directors and officers who own substantial equity positions in our Company generally are more proprietary in their approach to oversight and management of our Company than they would be if they had little or no stake in our Company. Equity ownership therefore helps to align the interests of our directors and officers with those of our Company and its other shareholders.

The stock ownership and retention guidelines for nonemployee directors and executive officers can be found in the Company’s Governance Guidelines which may be accessed at www.investor.tnb.com. In summary, each nonemployee director must acquire and retain Company stock equal in value to three times the current annual retainer fee. The nonemployee directors have a three year grace period from the later of December 31, 2005 or their date of appointment to comply with the guidelines. Until such time as this ownership guideline has been attained, directors may not, without the prior written approval of the Chair of the Nominating and Governance Committee, sell any portion of any stock award, outright or restricted, except in an amount sufficient to cover the taxes at the time of the award or vesting. With regard to executive officers, the CEO must acquire and retain Company stock equal in value to five times his current base salary. The other executive officers must acquire and retain Company stock equal in value to two times their current base salary. In addition, division presidents are required to retain stock equal in value to one time or one and one half times their current base salary, depending on grade level. Until such time as this ownership guideline has been attained, all full value shares delivered through the Company’s executive compensation plans, except those withheld and sold to pay taxes, must be retained. With regard to both nonemployee directors and executive officers, the combination of stock purchased in the market, stock acquired upon exercise of stock options, all vested and unvested stock awards and shares (or share equivalents) held in any Company-sponsored retirement plan, satisfy the ownership and retention guidelines; however, unexercised stock options are not counted toward this requirement. The stock value to be considered in calculating attainment of the guideline is a 365-day rolling average.

Chief Executive Compensation

Mr. Pileggi’s 2010 compensation consisted of base salary, annual incentive and long-term incentives. The Committee determined the level for each of these elements using methods consistent with those used for the other senior executives. The Committee discussed this determination with the Board. In 2010, Mr. Pileggi’s base salary was at an annual rate of $930,000. Mr. Pileggi’s total targeted compensation in 2010 was expected to be slightly above the median of total targeted compensation paid to chief executive officers of similarly sized industrial manufacturing companies (page 28). Mr. Pileggi’s target annual incentive is 100% of base salary and the maximum incentive payable is 200% of base salary. Mr. Pileggi earned an annual incentive payment for 2010 in the amount of $1,199,700 under the Management Incentive Plan. In December 2010, Mr. Pileggi received restricted stock awards of 18,514 shares, options to purchase 100,379 shares of the Company’s common stock and a target award of 12,845 performance stock units which will not be valued for compensation purposes until the beginning of the performance period in January 2011.

Our Corporate Governance Guidelines require an annual evaluation of the CEO’s performance. As part of this process, the Committee is responsible for conducting an independent assessment of the CEO’s performance that includes soliciting feedback from our Company’s directors. In December 2010, the Committee, in executive session, evaluated Mr. Pileggi’s performance with respect to leadership, strategic planning, financial goals and systems, financial results, succession planning, human resources, communications with shareholders, external and Board relations, and other responsibilities and key business objectives. We will continue to evaluate Mr. Pileggi on the basis of these responsibilities and objectives as part of our deliberations when considering any adjustments to Mr. Pileggi’s compensation.

Mr. Pileggi and the Committee annually evaluate the performance of the other named executive officers. In December 2010, they assessed each named executive officer’s performance considering all of their responsibilities in light of our key business objectives.

Limitations on Deductibility of Certain Compensation for Federal Income Tax Purposes

We generally seek to ensure that the compensation paid to our senior executives is deductible for federal income tax purposes. Our Company’s primary objective in designing and administering its compensation policies is to support and encourage the achievement of our Company’s strategic goals and to enhance long-term shareholder value. We intend to attempt to structure our compensation programs such that compensation paid will be tax deductible by our Company whenever that is consistent with our Company’s compensation philosophy. The Compensation Committee intends to periodically review the potential impact of Code Section 162(m) in structuring and administering our compensation programs.

Also, the deductibility of some types of compensation payments can depend upon the timing of an executive’s vesting or exercise of previously granted rights. Interpretations of and changes in applicable tax laws and regulations as well as other factors beyond the Committee’s control also can affect deductibility of compensation. For these and other reasons, the Committee has determined that it will not necessarily seek to limit executive compensation to the amount that will be fully deductible under Section 162(m) of the Internal Revenue Code.

SUMMARY COMPENSATION TABLE

This table shows the compensation earned by our Chief Executive Officer, Chief Financial Officer, and the other three most highly paid named executive officers for 2010. For assumptions made in valuing and recognizing compensation expense of restricted stock awards and grants of stock options, see Note 13 in the Notes to Consolidated Financial Statements in our 2010 Form 10-K, beginning on page 68.

							Change in
							Pension Value
						Non-Equity	& Nonqualified
				Stock	Option	Incentive Plan	Deferred Comp	All Other
Name and		Salary	Bonus	Awards	Awards	Compensation	Earnings	Compensation	Total
Principal Position	Year	($)	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi	2010	$930,000	$0	$864,789	$1,836,544	$1,199,700	$536,174	$141,007	$5,508,214
Chairman and	2009	$934,731	$0	$1,017,422	$2,468,097	$467,365	$4,000,921	$218,170	$9,106,706
Chief Executive Officer	2008	$897,692	$0	$2,007,613	$4,877,207	$962,326	$1,152,846	$187,617	$10,085,301
William E. Weaver, Jr.	2010	$432,000	$0	$160,402	$340,618	$362,232	$123,678	$86,748	$1,505,678
Senior Vice President and	2009	$420,585	$0	$188,685	$457,750	$136,690	$80,519	$127,804	$1,412,033
Chief Financial Officer	2008
Charles L. Treadway(1)	2010	$432,000	$0	$160,402	$340,618	$362,232	$154,332	$105,715	$1,555,299
Senior Vice President and	2009	$331,238	$0	$377,380	$897,632	$266,500	$64,013	$846,706	$2,783,469
Group President — Electrical	2008
Imad Hajj(1)	2010	$400,000	$0	$127,892	$271,569	$309,600	$514,122	$56,741	$1,679,924
Senior Vice President —	2009	$398,831	$0	$150,431	$364,958	$119,649	$1,261,647	$60,269	$2,355,785
Global Operations	2008	$360,312	$0	$282,012	$684,913	$231,752	$204,898	$60,202	$1,824,089
J.N. Raines	2010	$378,225	$0	$114,860	$243,960	$268,351	$283,511	$65,268	$1,354,175
Vice President — General	2009	$392,488	$0	$135,160	$327,858	$107,934	$552,711	$72,011	$1,588,163
Counsel and Secretary	2008	$368,700	$0	$266,714	$647,884	$217,386	$104,630	$63,603	$1,668,917

(1)	On February 25, 2011, Mr. Treadway was promoted to the position of President and Chief Operating Officer and Mr. Hajj was named Senior Vice President-International and Operational Development effective March 1, 2011.

Notes: The stock and option award amounts shown in the preceding table represent the grant date fair value of the awards. The options are exercisable in one-third increments on each first, second and third anniversary of the date of grant. The amounts in the Non-Equity Incentive Plan Compensation column represent amounts earned by each named executive officer under the Management Incentive Plan (“MIP”). The amounts represent 129% of target for Messrs. Pileggi, Weaver, Treadway, Hajj, and Raines. The Change in Pension Value and Nonqualified Deferred Compensation Earnings column shows the aggregate change in the actuarial present value of each named executive officer’s accumulated pension benefit under the Company’s Executive Retirement Plan and qualified pension plan for executives who joined the company prior to the freeze. There was no above-market interest or other preferential earnings on nonqualified deferred compensation during 2010.

Prior to 2009, equity awards were granted annually to named executive officers and other eligible employees at the first meeting of the year of the Compensation Committee. In December 2008, the Compensation Committee changed the schedule for equity awards to the Committee’s fourth quarter meeting to coincide with the Board’s review of the Company’s budget process and planning discussions. Accordingly, for the calendar year 2008, the CEO and other named executive officers, as well as all other eligible employees, received a restricted stock and stock option award on January 30, 2008 and a second restricted stock and stock option award on December 3, 2008 due to this one-time change to our equity award timing. This timing change effectively advanced the awards that would have been made in January 2009 to December 2008 and also resulted in greater than normal equity award values for 2008.

Messrs. Weaver and Treadway relocated to Memphis in 2009. Their “All Other Compensation” amount for 2009 includes reimbursed relocation expenses. The relocation amount reported for Mr. Weaver represents $41,477 reimbursed for relocation expenses and $20,834 tax gross up per the company’s relocation policy applicable to all salaried employees.

The 2009 relocation amount reported for Mr. Treadway includes $21,922 for reimbursed relocation expenses, $10,316 tax gross up pursuant to the Company’s relocation policy, $480,000 reimbursed for the loss on the sale of his previous residence and $275,311 tax gross up on the loss. Mr. Treadway moved from the Simi Valley, California area where residential real estate values suffered some of the greatest declines in the country. Accordingly, the Company agreed, to the extent necessary, to reimbursement of mortgage costs and loss on the sale of his California residence. These reimbursements will be repaid to the Company by Mr. Treadway in the event he leaves the Company’s employment within three years of March 16, 2009.

The amounts reported under the “All Other Compensation” column are comprised of the following for 2010:

				Non-Elective
	Perquisite		401(K)	Company	SEIP	Insurance	Aircraft	Club
	Allowance		Match	Contribution	Match	Premium	Use	Dues	Total
	($)	Relocation(4)	($)	($)	($)	($)	($)	($)	($)

Dominic J. Pileggi(1)	$35,000		$7,963		$38,581	$42,286	$16,379	$799	$141,007
William E. Weaver, Jr.(2)	$25,000		$7,963	$27,109	$10,520	$16,157			$86,748
Charles L. Treadway(3)	$25,000	$8,467	$7,963	$33,566	$14,829	$15,890			$105,715
Imad Hajj	$25,000		$7,963		$9,408	$14,370			$56,741
J.N. Raines	$25,000		$7,963		$8,310	$23,995			$65,268

(1)	Aircraft use for Mr. Pileggi of $16,379 represents personal use of the company plane. This amount is taxable to Mr. Pileggi.

(2)	Mr. Weavers’s nonelective contribution is $10,114 in the 401(k) Plan and $16,995 in the SEIP Plan.

(3)	Mr. Treadway’s nonelective contribution is $10,114 in the 401(k) Plan and $23,452 in the SEIP Plan.

(4)	The relocation amount reported for Mr. Treadway represents $6,600 reimbursed for relocation expenses, $1,867 tax gross up per the company’s relocation policy applicable to all salaried employees.

As previously discussed, we provide a perquisite allowance for use by the named executive officer, at his or her discretion, to pay for goods and services normally provided as executive perquisites.

Personal aircraft usage is valued as the incremental cost to the Company, which includes fuel, landing fees, maintenance and other expenses that would not have been incurred by the Company if the aircraft had not been used for personal travel.

GRANTS OF PLAN-BASED AWARDS TABLE

The following table includes information about stock and option grants made to the named executive officers in 2010. Also included in this table is information about potential payouts under our non-equity incentive compensation plan, the Thomas & Betts Corporation Management Incentive Plan.

								All Other	All Other
								Stock	Option		Grant Date
								Awards:	Awards:		Fair
								Number of	Number of	Exercise or	Value of
		Estimated Future Payouts Under			Estimated Future Payouts Under			Shares of	Securities	Base Price	Stock
		Non-Equity Incentive Plan Awards			Equity Incentive Plan Awards			Stock or	Underlying	of Option	and
	Grant	Threshold	Target	Maximum	Threshold	Target	Maximum	Units	Options	Awards	Option
Name	Date(2)	($)(1)	($)(1)	($)(1)	(#)(6)	(#)(6)	(#)(6)	(#)(3)	(#)(3)	($/Sh)(4)	Awards(5)

Dominic J. Pileggi	12/1/2010	$465,000	$930,000	$1,860,000	6,423	12,845	25,690	18,514		$46.7100	$864,789
Chairman and Chief Executive Officer	12/1/2010								100,379	$46.7100	$1,836,544

William E. Weaver, Jr.	12/1/2010	$140,400	$280,800	$561,600	1,191	2,382	4,764	3,434		$46.7100	$160,402
Senior Vice President and Chief Financial Officer	12/1/2010								18,617	$46.7100	$340,618

Charles L. Treadway	12/1/2010	$140,400	$280,800	$561,600	1,191	2,382	4,764	3,434		$46.7100	$160,402
Senior Vice President and Group President Electrical	12/1/2010								18,617	$46.7100	$340,618

Imad Hajj	12/1/2010	$120,000	$240,000	$480,000	950	1,899	3,798	2,738		$46.7100	$127,892
Senior Vice President — Global Operations	12/1/2010								14,843	$46.7100	$271,569

J.N. Raines	12/1/2010	$104,012	$208,024	$416,048	853	1,706	3,412	2,459		$46.7100	$114,860
Vice President — General Counsel and Secretary	12/1/2010								13,334	$46.7100	$243,960

(1)	These amounts represent the minimum, target, and maximum amounts that can be earned under the Management Incentive Plan at targets established for each level. Each named executive officer has a target incentive amount that can be earned if the Company meets the targets established for the Plan. Until threshold performance is attained no incentive is earned. If the maximum performance is attained, the named executives officers receive 200% of their target amount. In 2010, the threshold changed from 25% of target to 50% of target.

(2)	Equity awards are granted annually to named executive officers and other eligible employees. In 2010, the grants were made at the December 1 meeting of the Compensation Committee. The option awards made under the Thomas & Betts 2008 Stock Incentive Plan, expire December 1, 2020.

(3)	These amounts are the number of shares represented by the restricted stock and stock option awards described in the Summary Compensation Table.

(4)	The exercise price of the stock option awards was calculated using the closing price of the stock on the date of grant.

(5)	These amounts represent the grant date fair value of the equity awards computed in accordance with ASC 718. The fair value on the grant date of December 1, 2010, was $46.71.

(6)	In December 2010, the executives were awarded Performance Stock Units which are subject to a 3-year measurement period. Because the service and performance period did not begin until January 1, 2011, no compensation attributable to the performance stock units is reported.

Notes: “Estimated Future Payouts Under Non-Equity Incentive Plan Awards” represents the threshold, target and maximum amounts that could be earned under the Management Incentive Plan (MIP) at targets established for each level. Each named executive officer had a target incentive amount that could be earned if the Company met the targets established for the MIP. Until the threshold performance is obtained, no incentive is earned. If the maximum performance is achieved, the named executive officer receives 200% of his target amount.

“All Other Stock Awards” and “All Other Option Awards” columns include shares represented by the restricted stock and stock option awards, respectively, described in the Summary Compensation Table. The exercise price of the stock option awards is the closing price of the stock on the date of grant. The grant date fair value of option awards represents the grant date fair value of the equity awards computed in accordance with ASC 718. The fair value of the restricted stock on the grant date of December 1, 2010 was $46.71.

OUTSTANDING EQUITY AWARDS AT FISCAL YEAR END TABLE(a)

The table below reflects outstanding stock option awards, both vested and unvested, as of December 31, 2010 for each named executive officer. The table also indicates unvested and unearned restricted stock awards assuming a market value of $48.30 per share (our closing market price on December 31, 2010).

Outstanding Equity Awards at Fiscal Year-End

	Option Awards						Stock Awards
			Equity							Equity
			Incentive							Incentive		Equity Incentive
			Plan							Plan Awards:		Plan Awards:
			Awards:						Market	Number of		Market or
	Number of	Number of	Number of				Number of		Value of	Unearned		Payout Value of
	Securities	Securities	Securities				Shares of		Shares or	Shares, Units		Unearned
	Underlying	Underlying	Underlying				Units of		Units of	or Other		Shares, Units or
	Unexercised	Unexercised	Unexercised		Option	Option	Stock That		Stock That	Rights That		Other Rights
	Options (#)	Options (#)	Unearned		Exercise	Expiration	Have Not		Have Not	Have Not		That Have Not
Name	Exercisable	Unexercisable	Options (#)		Price ($)	Date	Vested (#)		Vested ($)(1)	Vested (#)		Vested ($)

Dominic J. Pileggi	77,232	0			$20.02	2/4/2014	22,347	(20)	$1,079,360	12,845	(26)	$620,414
Chairman and	57,717	0			$29.55	2/2/2015	54,003	(21)	$2,608,345
Chief Executive Officer	68,178	0			$44.72	2/1/2016	27,182	(22)	$1,312,891
	67,412	0			$47.89	1/31/2017	18,514	(23)	$894,226
	113,844	56,921		(1)	$44.31	1/30/2018
	213,584	106,792		(2)	$18.84	12/3/2018
	58,144	116,286		(3)	$37.43	12/2/2019
	0	100,379		(4)	$46.71	12/1/2020
William J. Weaver, Jr.	3,334	1,666		(5)	$24.67	11/3/2018	1,500	(24)	$72,450	2,382	(26)	$115,051
Senior Vice President and	28,373	14,186		(6)	$18.84	12/3/2018	7,174	(21)	$346,504
Chief Financial Officer	10,784	21,567		(7)	$37.43	12/2/2019	5,041	(22)	$243,480
	0	18,617		(8)	$46.71	12/1/2020	3,434	(23)	$165,862

Charles L. Treadway	15,368	30,736		(9)	$22.95	3/16/2019	8,222	(25)	$397,123	2,382	(26)	$115,051
Senior Vice President and	10,784	21,567		(10)	$37.43	12/2/2019	5,041	(22)	$243,480
Group President Electrical	0	18,617		(11)	$46.71	12/1/2020	3,434	(23)	$165,862
Imad Hajj	20,000	0			$21.68	6/5/2011	2,969	(20)	$143,403	1,899	(26)	$91,722
Vice President —	5,852	0			$29.55	2/2/2015	7,986	(21)	$385,724
Global Operations	7,345	0			$44.72	2/1/2016	4,019	(22)	$194,118
	12,693	0			$47.89	1/31/2017	2,738	(23)	$132,245
	15,123	7,561		(12)	$44.31	1/30/2018
	31,584	15,791		(13)	$18.84	12/3/2018
	8,598	17,195		(14)	$37.43	12/2/2019
	0	14,843		(15)	$46.71	12/1/2020

J.N. Raines	2,348	0			$20.02	2/4/2014	2,969	(20)	$143,403	1,706	(26)	$82,400
Vice President — General	11,126	0			$29.55	2/2/2015	7,174	(21)	$346,504
Counsel and Secretary	12,837	0			$44.72	2/1/2016	3,611	(22)	$174,411
	12,693	0			$47.89	1/31/2017	2,459	(23)	$118,770
	15,123	7,561		(16)	$44.31	1/30/2018
	28,373	14,186		(17)	$18.84	12/3/2018
	7,724	15,447		(18)	$37.43	12/2/2019
	0	13,334		(19)	$46.71	12/1/2020

(a) In December 2008, the Compensation Committee changed the schedule for equity awards to the Committee’s fourth quarter meeting to coincide with the Board’s review of the Company’s budget process, annual reviews, and planning discussions. Accordingly, for the calendar year 2008, the CEO and other named executive officers, as well as all other eligible employees, received a restricted stock and stock option award on January 30, 2008 and a second restricted stock and stock option award on December 3, 2008.

(b) Option awards vest ratably over three years and expire 10 years from the date of the grant. As of December 31, 2010, the vesting dates of the outstanding and unvested option awards are:

(1)	56,921 shares vest 1/30/2011

(2)	106,792 shares vest 12/03/2011

(3)	58,143 shares vest 12/2/2011; and 58,143 shares vest 12/2/2012

(4)	33,460 shares vest 12/1/2011; 33,460 shares vest 12/1/2012; and 33,459 shares vest 12/1/2013

(5)	1,666 shares vest 11/3/2011

(6)	14,186 shares vest 12/3/2011

(7)	10,784 shares vest 12/2/2011; and 10,783 shares vest 12/2/2012

(8)	6,206 shares vest 12/1/2011; 6,206 shares vest 12/1/2012; and 6,205 shares vest 12/1/2013

(9)	15,368 shares vest 3/16/2011; and 15,368 shares vest 3/16/2012

(10)	10,784 shares vest 12/2/2011; and 10,783 shares vest 12/2/2012

(11)	6,206 shares vest 12/1/2011; 6,206 shares vest 12/1/2012; and 6,205 shares vest 12/1/2013

(12)	7,561 shares vest 1/30/2011

(13)	15,791 shares vest 12/03/2011

(14)	8,598 shares vest 12/2/2011; and 8,597 shares vest 12/2/2012

(15)	4,948 shares vest 12/1/2011; 4,948 shares vest 12/1/2012; and 4,947 shares vest 12/1/2013

(16)	7,561 shares vest 1/30/2011

(17)	14,186 shares vest 12/03/2011

(18)	7,724 shares vest 12/2/2011; and 7,723 shares vest 12/2/2012

(19)	4,445 shares vest 12/1/2011; 4,445 shares vest 12/1/2012; and 4,444 shares vest 12/1/2013

Stock awards are vested and released three years from the date of grant. Participants have the option of making an IRS 83(b) election to have the shares taxed in the year of grant, an election to have the shares withheld at vesting to pay the tax liability, or an election to pay the taxes in cash at vesting.

The vesting dates for the stock awards are:

(20)	Stock award shares will vest 1/31/2011

(21)	Stock award shares will vest 12/5/2011

(22)	Stock award shares will vest 12/3/2012

(23)	Stock award shares will vest 12/2/2013

(24)	Stock award shares will vest 11/3/2011

(25)	Stock award shares will vest 3/16/2012

(26)	Performance awards granted 12/1/2010 for the performance period 1/1/2011 — 12/31/2013

OPTION EXERCISES AND STOCK VESTED TABLE

The table below shows information regarding options exercised and stock acquired on vesting of stock awards, respectively, during 2010 for the named executive officers.

	Option Awards		Stock Awards
	Number of Shares	Value Realized on	Number of Shares	Value Realized on
Name & Principal Position	Acquired on Exercise (#)	Exercise ($)	Acquired on Vesting (#)	Vesting ($)

Dominic J. Pileggi	—	—	23,902	823,185
Chairman and
Chief Executive Officer
William E. Weaver, Jr.	—	—	—	—
Senior Vice President and
Chief Financial Officer
Charles L. Treadway	—	—	—	—
Senior Vice President and
Group President — Electrical
Imad Hajj	—	—	4,500	154,980
Senior Vice President —
Global Operations
J.N. Raines	—	—	4,500	154,980
Vice President — General
Counsel and Secretary

Notes: The “Number of Shares Acquired on Exercise” column of the “Option Awards” columns represent the shares of our stock acquired by the named executive officer through exercise of vested options. The “Value Realized on Exercise” column represents the spread between the exercise price and the share closing price on the date of exercise. The “Number of Shares Acquired on Vesting” column of the “Stock Awards” columns represent shares of our stock acquired by the named executive officer through vesting of restricted stock awards. The “Value Realized on Vesting” column represents the Company’s stock price on the date of the release of the restriction.

PENSION BENEFITS TABLE

The table below lists the actuarial present value of the benefits accrued and payments received, during 2010 for each named executive officer under our Pension Plan and Executive Retirement Plan.

		Number of Years	Present Value of	Payments During
		Credited Service	Accumulated Benefit	Last Fiscal Year
Name	Plan Name	(#)	($)	($)

Dominic J. Pileggi	Thomas & Betts Pension Plan	26	713,341	—
Chairman and Chief Executive Officer	Thomas & Betts Corporation Executive Retirement Plan	31	19,317,907	—

William E. Weaver, Jr.	Thomas & Betts Pension Plan	0	—	—
Senior Vice President and Chief Financial Officer	Thomas & Betts Corporation Executive Retirement Plan	2	211,463	—

Charles L. Treadway	Thomas & Betts Pension Plan	0	—	—
Senior Vice President and Group President — Electrical	Thomas & Betts Corporation Executive Retirement Plan	2	218,345	—

Imad Hajj	Thomas & Betts Pension Plan	28	500,645	—
Senior Vice President — Global Operations	Thomas & Betts Corporation Executive Retirement Plan	28	3,353,455	—

J.N. Raines	Thomas & Betts Pension Plan	9	316,595	—
Vice President — General Counsel and Secretary	Thomas & Betts Corporation Executive Retirement Plan	14	2,765,218	—

Notes: On December 4, 2001, the Compensation Committee of the Board of Directors approved an additional five years of age and credited service under the Executive Retirement Plan (ERP) for Messrs. Pileggi and Raines. The ERP benefit for Messrs. Pileggi and Raines reflects an increase of $3,140,851 in the case of Mr. Pileggi and $1,102,092 in the case of Mr. Raines due to the additional years of age and/or service. No other executive officers have received additional age or service. The Company has determined that no such grants will be made in the future and that there will be no new participants in the plan. Messrs. Pileggi and Raines were previously vested in the ERP. In 2010, Mr. Hajj vested in the ERP. The other named executive officers are not yet vested participants.

Pursuant to The Thomas & Betts Pension Plan, a participant acquires a non-forfeitable benefit upon completing five years of vesting service. For participants hired prior to 60 years of age, the normal retirement age is 65. The amount of the pension benefit is based upon the participant’s years of credited service as defined by the plan as of December 31, 2010, the participant’s average monthly compensation as defined by the plan as of December 31, 2010 and the participant’s Primary Social Security benefit. Each participant’s pension benefit is calculated using two different formulae. The participant receives the larger benefit as calculated under the two formulae. The available forms of payment include: lump sum for benefits valued below a certain amount; single life annuity; qualified joint and survivor annuity with 120 months certain; 66 2/3% joint and survivor annuity with 120 months certain; life annuity with 120, 180, or 240 months certain or 120 monthly installments. The form of payment elected by the participant affects the amount of the benefit. Messrs. Weaver and Treadway joined the Company after the soft freeze of the plan and therefore have no accrued benefit thereunder.

Pursuant to ERP, the normal retirement is age 65. Five years of credited service, attainment of early retirement or normal retirement age as defined by the plan and termination of employment are required for eligibility for a benefit. The available forms of payment include: 10 year certain and life, 100% joint and survivor annuity with 120 months certain or lump sum payment which is the default form. The form of payment elected by the participant affects the amount of the benefit.

Note: For assumptions associated with benefit plans, see Note 14 in the Notes to Consolidated Financial Statements in our Form 10-K beginning on page 71.

NONQUALIFIED DEFERRED COMPENSATION TABLE

	Executive	Registrant	Aggregate	Aggregate	Aggregate
	Contributions in	Contributions in	Earnings in	Withdrawals/	Balance at
	Last FY	Last FY	Last FY	Distributions	Last FYE
Name	($)	($)	($)	($)	($)

Dominic J. Pileggi	59,355	38,581	26,297	—	1,521,923
Chairman and
Chief Executive Officer
William E. Weaver, Jr.	16,185	27,514	5,265	—	58,039
Senior Vice President and
Chief Financial Officer
Charles L. Treadway	36,441	38,280	15,729	—	131,476
Senior Vice President and
Group President — Electrical
Imad Hajj	20,862	9,408	222,027	—	1,468,139
Senior Vice President —
Global Operations
J.N. Raines	12,785	8,310	30,839	—	358,969
Vice President — General
Counsel and Secretary

During 2010, executive officers deferred a portion of their 2010 salary and/or a portion of their 2009 incentive, paid in February 2010, into the Thomas & Betts Supplemental Executive Investment Plan (the “SEIP”). The SEIP allows highly compensated management employees to defer a portion of their salary and/or incentive into generally the same investment accounts that are available to participants in the Thomas & Betts 401(k) plan, excluding an investment in the Company stock fund. The SEIP allows the deferral of compensation that would otherwise not be permitted under the 401(k) Plan due to Internal Revenue Code limitations and limitations imposed by the 401(k) Plan itself. The executive officers can defer up to 80% of their salary and annual incentive. An irrevocable election is made by the participants prior to the beginning of the year. We also contribute a match on up to 5% of an employee’s compensation deferrals in excess of IRS limits to the SEIP. The matching amount is computed on the total of the SEIP deferral and an assumed 5% 401(k) deferral. The excess of the total amount over the maximum match attainable under the terms of the 401(k) Plan is contributed to the SEIP. In addition, a Pension Ineligible executive is entitled to receive a company nonelective contribution equal to 3% of total compensation as defined by the plan plus 2% of total compensation above the social security wage base less the amount that would be contributed to the 401(k) plan and the SEIP using the same formula. In September 2010, the Plan was amended and restated to provide a supplemental company contribution to executive officers designated by the Committee for receipt of the supplemental benefit. None of the executive officers listed above have been so designated. The “Aggregate Earnings in Last FY” column represents earnings and losses (including dividends and capital gains) on plan balances in 2010. SEIP balances are distributed only at termination in accordance with federal tax laws. The last column represents the year end balance of the SEIP.

The “Executive Contributions in Last FY” column reflects the named executive officer’s deferral of compensation earned. The “Registrant Contributions in Last FY” column reflects the Company’s match of a portion of the named executive officer’s contributions which exceed the 401(k) plan limits as well as a Company nonelective contribution for Messrs. Weaver and Treadway who were hired after December 31, 2007 and are not eligible to participate in the Company Pension Plan. The Company nonelective contribution for Mr. Weaver was $16,995 and the Company nonelective contribution for Mr. Treadway was $23,452. The executive and registrant contributions are reflected in the Summary Compensation Table as “Salary,” “Non-Equity Incentive Plan Compensation” or “All Other Compensation.”

Potential Payments Upon Termination or Change-In-Control

We have agreements with each named executive officer providing benefits should the named executive officer’s employment be terminated within three years following a change-in-control as defined in the agreements. These agreements are intended to compensate for the uncertainty in a change-in-control and to encourage executive focus during a pivotal leadership period. The agreements for Messrs. Pileggi and Raines provide for benefits if employment is terminated by the Company without cause (as defined by the agreement), or by the named executive officer for any reason after a change-in-control event. These “single trigger” agreements were provided to Messrs. Pileggi and Raines at the time of their retention when the Company was experiencing significant legal and business challenges. The Committee determined that these conditions dictated the provision of the termination provisions for Messrs. Pileggi and Raines. The agreements for William E. Weaver, Jr., Charles L. Treadway, and Imad Hajj do not contain this provision as they were retained or promoted to their positions under different circumstances. The agreements for Messrs. Weaver, Treadway and Hajj provide for benefits if employment is terminated by the Company without cause (as defined by the agreement), or by the named executive officer for good reason (as defined by the agreement) after a change-in-control event. Events that constitute leaving employment for good reason are: the assignment of duties inconsistent with the named executive officer’s position; the diminution of the named executive officer’s position, authority, duties or responsibilities; failure to provide compensation and benefits specified in the agreement; relocation to an office that is 35 miles or more from the location where the named executive officer was employed immediately prior to the change-in-control; failure to require any successor to the company to assume and agree to perform the agreement; or termination by the named executive officer within a 30 day period following the one-year anniversary of the change-in-control. All agreements provide that a named executive officer’s employment may be terminated for cause, which is defined as the named executive officer’s conviction of, or plea of guilty, to a felony; or the willful engaging by the executive in gross misconduct which is materially and demonstrably injurious to the Company. A termination for cause would render the executive ineligible for the change-in-control benefits. The Company has determined that no future termination protection or change in control agreements will include single trigger or modified single trigger provisions.

The following table lists in more detail the benefits each executive officer would have received at December 31, 2010 for a termination of employment after a change-in-control of the company.

Change in
Control Termination	Cash		Welfare Plan	Vesting of	Retirement	Other	Excise Tax &
12/31/10	Severance	Bonus	Benefits	Options & Stock	Plan	Payments	Gross-Up	Total

Dominic J. Pileggi	$6,628,206	$1,244,402	$168,168	$10,691,660	$1,351,304	$171,490	—	$20,255,230
William E. Weaver, Jr	$2,191,140	$273,380	$90,785	$1,549,618	$896,577	$44,077	$1,400,184	$6,445,761
Charles Treadway	$2,170,500	$266,500	$90,508	$1,849,657	$924,442	$44,077	$1,098,232	$6,443,916
Imad Hajj	$2,177,211	$300,737	$85,701	$1,561,371	$1,185,743	$82,308	$1,498,221	$6,891,292
J. N. Raines	$2,213,766	$334,697	$74,905	$1,420,286	$661,254	$53,186	—	$4,758,094

Notes: The “Cash Severance” column represents a cash lump sum equal to three times the named executive officer’s annual compensation as defined in the agreement, comprised of annual salary, average bonus and perquisite allowance. The “Bonus” column represents the named executive officer’s average bonus, which is defined as the higher of the target bonus or the highest bonus paid to the named executive officer in respect of any of the five calendar years immediately prior to the calendar year in which the change-in-control occurs. The “Welfare Plan Benefits” column represents three years of additional health care and life insurance coverage. The “Vesting of Options and Stock” column represents full vesting of all of the named executive officer’s unvested stock options and restricted shares. The “Retirement Plan” column represents credit for an additional three years of age and service under our Executive Retirement Plan (“ERP”) and automatic eligibility for retirement under the plan. Messrs. Pileggi and Raines are already retirement eligible and Mr. Hajj is eligible for early retirement; therefore, the change-in-control event would not result in their receipt of any additional Retirement Plan benefits other than the three years of age and service. Their total ERP benefits after a change-in-control can be determined by totaling the amounts in the Retirement Plan column with their respective amounts in the Present Value of Accumulated Benefit column of the Pension Benefits Table. Messrs. Weaver and Treadway are not retirement eligible but would be deemed retirees under the ERP by virtue of the change-in-control event. Therefore, the Retirement Plan column for Messrs. Weaver and

Treadway includes the total of all of their ERP benefits. The “Other Payments” column represents payment for accrued and unused vacation, outplacement services and unpaid salary through the date of termination. The “Excise Tax and Gross-Up” column represents additional payments to compensate the named executive officer for excise taxes and income taxes incurred due to the payment of the change-in-control payments. As of December 31, 2010, the change-in-control payments that would have been received by Messrs. Pileggi and Raines do not meet the definition of “Excess Parachute Payments” as defined in Section 280(G) of the Internal Revenue Code and would not have been subject to the excise tax or gross up.

All agreements require the former executive to acknowledge that any confidentiality agreement between the named executive officer and the Company remains in full force and effect and survives the termination of employment.

Potential Payments Upon Involuntary Termination

Upon involuntary termination of employment of a named executive officer, the Committee has the discretion to approve severance agreements and benefits for the named executive officer in light of practices at comparable companies. Any such agreement would be in lieu of a minimum severance benefit based on years of service with us. Also, a named executive officer would have 30, 60, or 90 days to exercise vested stock options after the date of termination depending on under which of our equity compensation plans the options were granted. The named executive officer would also receive any nonqualified deferred compensation as of the termination date subject to any applicable delays in accordance with the regulations under 409A. Our equity incentive plans provide for forfeiture of unvested stock options and stock awards, unless the Committee determines a waiver of the forfeiture is appropriate.

Potential Payments Upon Resignation or Retirement

Upon voluntary resignation, unless the Committee determines otherwise, a named executive officer would forfeit all outstanding annual cash incentive awards and unvested equity awards. A named executive officer would have 30, 60 or 90 days, depending on the plan under which the options were granted, following resignation to exercise vested stock options, and would receive any nonqualified deferred compensation as of the termination date subject to any applicable delays in accordance with the regulations under 409A.

In the case of retirement after one-half of the award period has elapsed, a pro rata portion of annual cash incentive awards shall be paid. All options vest upon retirement and the officer would have three or six years to exercise stock options, depending on the plan under which the options were granted. Exercises cannot occur within six months of the date of grant under our plans. Also, awards cannot be extended beyond their normal expiration date because of retirement. The named executive officer would also receive any pension benefits and nonqualified deferred compensation that are vested as of the retirement date subject to any applicable delays in accordance with the regulations under 409A.

Potential Payments Upon Death or Disability

In the event of total and permanent disability, a named executive officer would receive payment for all unpaid salary and unused vacation. The Committee has discretion to approve payment of incentives earned through the date of termination. Unvested stock options become immediately exercisable and the named executive officer has six years from the date of permanent disability to exercise outstanding options granted under the 1993 and 2001 Stock Option Plans and two years to exercise options granted under the Equity Compensation Plan (“ECP”). Pursuant to the 2008 Stock Incentive Plan, vested options may be exercised for two years from the date of permanent disability. However, in no event will an option remain exercisable for more than 10 years from the date of grant. Restrictions lapse on unvested restricted stock in the case of total and permanent disability.

In the event of the death of the named executive officer, his beneficiary would receive payment for all unpaid salary and unused vacation. Under the Management Incentive Plan, if employment terminates due to death or disability after one-half of the award period has elapsed, a pro rata portion of the award shall be paid. Unvested stock options become immediately exercisable and the beneficiary of the named executive officer has three years from the date of death to exercise outstanding options granted under the 1993 and 2001 Stock Option Plans and one year to exercise options granted under the ECP. The 2008 Plan allows one year from the date of death to exercise vested options. However, in no event will an option remain exercisable for more than ten years from the date of grant. Restrictions lapse on unvested restricted stock in the case of death. If a named executive officer dies, is married on the date of death, and has a vested benefit, both the Thomas & Betts Pension Plan and the Executive Retirement Plan provide a pre-retirement death benefit.

PROPOSAL NO. 3 — Advisory Vote on Executive Compensation

The recently enacted Dodd-Frank Wall Street Reform and Consumer Protection Act of 2010 (the “Dodd-Frank Act”) affords our shareholders the opportunity to vote, on an advisory or non-binding basis, the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules.

Please refer to our section entitled “Executive Compensation Philosophy and Policies” in our “Compensation Discussion & Analysis” on page 26 for a summary of the policies of the Compensation Committee which are the foundation for the compensation of our named executive officers.

We are asking for shareholder approval of the compensation of our named executive officers as disclosed in this proxy statement in accordance with SEC rules, which includes the disclosures under “Executive Compensation-Compensation Discussion & Analysis,” the compensation tables and the narrative discussion accompanying the tables. This vote is not intended to address any specific item of compensation, but rather the overall compensation of our named executive officers and the policies and practices described in this proxy statement. Because this vote is advisory only, the vote is not binding; however, the Compensation Committee will consider the results of shareholder voting in making future compensation decisions for our named executive officers.

The affirmative vote of a majority of the shares of Thomas & Betts Common Stock present in person or represented by proxy and entitled to be voted at the annual meeting is required for advisory approval of this proposal. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote.

The Board unanimously recommends that you vote “FOR” the approval of the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

PROPOSAL NO. 4 — Advisory Vote on the Frequency of Holding Future Advisory Votes on Executive Compensation

The Dodd-Frank Act also provides shareholders an opportunity to vote, on an advisory or non-binding basis, on how frequently they would like to cast an advisory vote on the compensation of the company’s named executive officers. By voting on this proposal, shareholders may indicate whether they would prefer an advisory vote on named executive officer compensation once every one, two or three years. Shareholders will also have the option of abstaining. The Dodd-Frank Act requires that shareholders be given the opportunity to vote on frequency at least once every six years.

After consideration of the frequency alternatives, the Board of Directors believes it is in the best interests of our shareholders to recommend that an annual advisory vote on named executive compensation be conducted.

A majority of votes cast for one of the four following alternatives is required: one year, two years, three years or abstention. Abstentions and broker non-votes will not be counted as votes cast and will have no impact on the vote. It is possible that none of the choices will receive a majority of votes cast. While the vote is advisory and non-binding, the Compensation Committee will consider the results of shareholder voting in making future decisions on the frequency of voting.

The Board unanimously recommends that you vote “FOR” the selection of an annual advisory vote on the compensation of our named executive officers as disclosed in this proxy statement pursuant to the compensation disclosure rules of the SEC.

SHAREHOLDER PROPOSALS AND COMMUNICATIONS

Proxy Statement Proposals

Our annual meeting of shareholders generally is held in April or May of each year. We will consider for inclusion in our proxy materials for the 2012 Annual Meeting, shareholder proposals that are received at our executive offices no later than November 14, 2011 and that comply with all applicable requirements of Rule 14a-8 promulgated under the Securities Exchange Act of 1934. Proposals must be sent to our Secretary at Thomas & Betts Corporation, 8155 T&B Blvd., 4D-56, Memphis, Tennessee 38125.

Procedure for Nominations of Directors and Other Business for Presentation at the Annual Meeting

Pursuant to the Company’s bylaws, shareholders wishing to submit proposals or director nominations that are not to be included in such proxy materials must have given timely notice thereof in writing to our Secretary. To be timely for the 2012 Annual Meeting of Shareholders, you must notify our Corporate Secretary, in writing, no earlier than January 6, 2012 and no later than the close of business on February 6, 2012.

Our bylaws specify the information to be included in this shareholder’s notice. A shareholder should submit the name, biographical data and qualifications of any suggested director candidate to the Secretary of the Company. The recommendation should be accompanied by the person’s written consent to be named as a candidate and, if nominated and elected, to serve as a director. A shareholder may obtain a copy of the bylaws by making a written request to the Secretary or from the Investors section of our website at www.investor.tnb.com.

All shareholder director nominations submitted to the Secretary must be in accordance with the Company’s bylaws, the Tennessee corporations law and the federal securities laws. The Secretary will forward all shareholder nominations immediately to the Chairman of the Nominating and Governance Committee for consideration by the Committee.

Communicating with the Board of Directors

You may contact the Board of Directors, the Lead Director, or any committee of the Board of Directors by using any of the following methods:

•	Communications may be submitted in writing, in a sealed envelope, addressed to the Secretary of the Company. The Secretary will forward the sealed envelope to a nonemployee director designated by the Board of Directors to receive and address such communications. This procedure is described under the heading “Communications with the Board of Directors” in the Investors section of our website at www.investor.tnb.com.

•	Anonymous communications may be submitted through the Secretary or the Company’s EmPower Line, a hotline operated by a third party, toll free at (888) 511-5093. Either the Secretary or the third-party vendor will forward the submission to a nonemployee director designated by the Board of Directors to receive and address such communications.

OTHER MATTERS

The Board of Directors, at the time of the preparation of this proxy statement, knows of no business to come before the meeting other than that referred to herein. If any other business should properly come before the meeting, the person named in the enclosed proxy will have discretionary authority to vote all proxies in accordance with his best judgment.

By Order of the Board of Directors,

J.N. RAINES
Secretary

Memphis, Tennessee
March 11, 2011

THOMAS & BETTS CORPORATION 8155 T&B BOULEVARD 4D-55 MEMPHIS, TN 38125
VOTE BY INTERNET - www.proxyvote.com

Use the Internet to transmit your voting instructions and for electronic delivery of information up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have this proxy card in hand when you access the web site and follow the instructions to obtain your records and to create an electronic voting instruction form.

ELECTRONIC DELIVERY OF FUTURE PROXY MATERIALS

If you would like to reduce the costs incurred by our company in mailing proxy materials, you can consent to receiving all future proxy statements, proxy cards and annual reports electronically via e-mail or the Internet. To sign up for electronic delivery, please follow the instructions above to vote using the Internet and, when prompted, indicate that you agree to receive or access proxy materials electronically in future years.

VOTE BY PHONE - 1-800-690-6903

Use any touch-tone telephone to transmit your voting instructions up until 11:59 P.M. Eastern Time the day before the cut-off date or meeting date. Have this proxy card in hand when you call and then follow the instructions.

VOTE BY MAIL

Mark, sign and date this proxy card and return it in the postage-paid envelope we have provided or return it to Vote Processing, c/o Broadridge, 51 Mercedes Way, Edgewood, NY 11717.

SHARES HELD IN THE THOMAS & BETTS EMPLOYEES’ INVESTMENT PLAN

Your vote must be received, by Internet, phone or mail, by 10:00 a.m. CDT May 2, 2011.

TO VOTE, MARK BLOCKS BELOW IN BLUE OR BLACK INK AS FOLLOWS:	M31548-P07228-Z54843	KEEP THIS PORTION FOR YOUR RECORDS
DETACH AND RETURN THIS PORTION ONLY
THIS PROXY CARD IS VALID ONLY WHEN SIGNED AND DATED.

THOMAS & BETTS CORPORATION

The Board of Directors recommends a vote FOR all the nominees listed in Proposal 1; FOR Proposals 2 and 3; and in favor of the one year frequency for approval of the Compensation of the Company’s named executive officers.

1.	Election of Directors.		For	Withhold
Nominees:
	1a.	M.L. Ducker	☐	☐			For	Against	Abstain
	1b.	J.K. Hauswald	☐	☐
2.     Ratification of Appointment of Independent Registered Public Accounting Firm.

3.     Advisory vote on the Compensation of the Company’s Named Executive Officers as Disclosed in the Proxy Statement pursuant to the compensation disclosure rules of the Securities and Exchange Commission.
							☐	☐	☐
	1c.	D. Jernigan	☐	☐			☐	☐	☐
	1d.	R.B. Kalich, Sr.	☐	☐
	1e.	K.R. Masterson	☐	☐
	1f.	D.J. Pileggi	☐	☐		1 Year	2 Years	3 Years	Abstain
	1g.	J.P. Richard	☐	☐	4. Advisory vote on the Frequency of the Advisory Vote on the Compensation of the Company’s Named Executive Officers.	☐	☐	☐	☐
	1h.	R.H. Rivers	☐	☐
	1i.	K.L. Roberg	☐	☐	NOTE: Such other business as may properly come before the meeting or any adjournment thereof.
	1j.	D.D. Stevens	☐	☐

Please sign exactly as your name(s) appear(s) hereon. When signing as attorney, executor, administrator, or other fiduciary, please give full title as such. Joint owners should each sign personally. All holders must sign. If a corporation or partnership, please sign in full corporate or partnership name, by authorized officer.

Signature [PLEASE SIGN WITHIN BOX]	Date	Signature (Joint Owners)	Date

THOMAS & BETTS CORPORATION
Solicited on Behalf of the Board of Directors
ANNUAL MEETING OF SHAREHOLDERS — MAY 4, 2011 — 8:00 a.m.
at TPC Southwind
3325 Club at Southwind, Memphis, Tennessee 38125
Important Notice Regarding the Availability of Proxy Materials for the Annual Meeting:
 The Notice and Proxy Statement and Form 10-K are available at www.proxyvote.com.
▼  IF YOU HAVE NOT VOTED VIA THE INTERNET OR TELEPHONE, FOLD ALONG THE PERFORATION, DETACH AND RETURN THE BOTTOM PORTION IN THE ENCLOSED ENVELOPE ▼

M31549-P07228-Z54843

Proxy — Thomas & Betts Corporation
Notice of 2011 Annual Meeting of Shareholders
The shares will be voted as recommended by the Board of Directors unless you indicate otherwise in which case they will be voted as marked. The undersigned hereby appoints WILLIAM E. WEAVER, JR. and J.N. RAINES as Proxies, each with the power to appoint his substitute, and hereby authorizes them to represent and to vote, as designated on the reverse side hereof, all the shares of Common Stock of Thomas Betts Corporation held by the undersigned on March 4, 2011 at the Annual Meeting of Shareholders to be held on May 4, 2011, or any adjournment or postponement thereof.
This proxy covers all shares for which the undersigned has the right to give voting instructions to Vanguard Fiduciary Trust Company, Trustee of the Thomas & Betts Corporation Employees’ Investment Plan (091412). This proxy, when properly executed, will be voted as directed. If no direction is given to the Trustee by 10:00 a.m. Central Time on May 2, 2011, the Plan’s Trustee will not be authorized to vote the shares.
You are encouraged to specify your choices by marking the appropriate boxes ON THE REVERSE SIDE. You need not mark any boxes if you wish to vote in accordance with the Board of Directors’ recommendations.
PLEASE VOTE PROMPTLY.
UNLESS YOU ARE VOTING BY TELEPHONE OR INTERNET, DATE AND SIGN THIS PROXY ON THE OTHER SIDE AND RETURN IN THE ENCLOSED ENVELOPE.
In their discretion, the Proxies are authorized to vote upon such other business as may properly come before the meeting.
(Items to be voted appear on reverse side.)